UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A)
of the Securities Exchange Act of 1934

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PDL BIOPHARMA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing proxy statement, if other than the Registrant)

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932 Southwood Boulevard
Incline Village, Nevada 89451
775-832-8500

April 28, 2017

You are cordially invited to attend our 2017 Annual Meeting of Stockholders on Friday, June 9, 2017, at 10:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada 89451. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of 2017 Annual Meeting of Stockholders.

This year we are again taking advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials to stockholders via the Internet. The rules allow us to provide stockholders with the information they need, while lowering the costs of delivery. The printed proxy materials will be sent to stockholders only upon specific request. On or about April 28, 2017, we mailed our stockholders a notice of Internet availability containing instructions on how to access our 2017 Proxy Statement and 2016 Annual Report and vote online. This information is also available on our website at www.pdl.com.

The Notice of 2017 Annual Meeting of Stockholders and 2017 Proxy Statement that follow describe the matters we will consider at the meeting. Your vote is very important. I urge you to vote by mail, telephone or via the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend in person.

I look forward to seeing you at the meeting.
John P. McLaughlin
President and Chief Executive Officer

932 Southwood Boulevard
Incline Village, Nevada 89451
775-832-8500

Notice of 2017 Annual Meeting of Stockholders

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2017 Annual Meeting of Stockholders of PDL BioPharma, Inc., a Delaware corporation, to be held on Friday, June 9, 2017, at 10:00 a.m., Pacific Time, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada 89451, for the following purposes:

1.	To elect two Class I directors, each to hold office for a three-year term or until his successor is elected and qualified (see page 6);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017 (see page 17);

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement (see page 18);

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers (see page 19); and

5.	To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

If you were a stockholder at the close of business on April 17, 2017, you are entitled to vote at the 2017 Annual Meeting of Stockholders.

We urge you to vote your shares by proxy by mail, telephone or via the Internet as soon as possible, even if you plan to attend the meeting in person, so that your shares may be represented and voted at the meeting. For specific instructions on how to vote your shares, please refer to this proxy statement and the notice of Internet availability you received in the mail.

By Order of the Board of Directors,

Christopher Stone
Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2017: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of 2017 Annual Meeting of Stockholders, 2017 Proxy Statement, Proxy Card and 2016 Annual Report, may be viewed at www.proxyvote.com with the control number provided in the notice of Internet availability you received in the mail.

Proxy Statement
2017 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of this proxy statement?

The Board of Directors (the Board) of PDL BioPharma, Inc. (PDL, we or the Company) is soliciting proxies to be voted at the Company’s 2017 Annual Meeting of Stockholders (the Annual Meeting) to be held at 10:00 a.m., Pacific Time, on Friday, June 9, 2017, at the Hyatt Regency Hotel, 111 Country Club Drive, Incline Village, Nevada 89451, and at any adjournment of the Annual Meeting. This proxy statement contains important information about the Company, the Annual Meeting and the proposals to be considered at the Annual Meeting.

Why did I receive a notice of Internet availability instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (the SEC), the Company has elected to provide its proxy statement and annual report to stockholders over the Internet through a “notice only” option. Accordingly, the Company mailed a notice of Internet availability (the Notice) on or about April 28, 2017, to its stockholders of record and beneficial owners. The Notice provides instructions on how you may access this proxy statement and the Company’s 2016 Annual Report on the Internet at www.proxyvote.com or request a printed copy at no charge. In addition, the Notice provides instructions on how you may request to receive, at no charge, all future proxy materials in printed form by mail or electronically by email. Your election to receive proxy materials by mail or email will remain in effect until you revoke it. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to stockholders and will reduce the impact of its annual meetings on the environment.

What is the “Notice Only” Option?

Under the “notice only” option, a company must post all of its proxy materials on a publicly accessible website. Instead of delivering its proxy materials to stockholders, the company delivers a Notice. The Notice includes, among other matters:

•	information regarding the date and time of the meeting of stockholders, as well as the items to be considered at the meeting;

•	information regarding the website where the proxy materials are posted; and

•	various means by which a stockholder can request paper or email copies of the proxy materials.

If a stockholder requests paper copies of the proxy materials, these materials must be sent to the stockholder within three business days. Additionally, paper copies must be sent via first class mail.

What will the stockholders vote on at the Annual Meeting?

We are submitting four matters for approval by our stockholders:

1.	To elect three Class I directors, each to hold office for a three-year term or until his successor is elected and qualified (see page 6);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017 (see page 17); and

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement (see page 18).

4.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers (see page 19).

 How does the Board of Directors recommend that I vote?

The Board recommends that you vote your shares “FOR” the nominees named herein for directors, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP, “FOR” the compensation of the Company’s named executive officers and a vote of “Every Year” as the preferred frequency with which the Company is to hold an advisory vote on the compensation of our named executive officers.

Who is entitled to vote at the Annual Meeting?

Only stockholders of record at the close of business on April 17, 2017, will be entitled to vote at the Annual Meeting. On this record date, there were 161,774,446 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, on April 17, 2017, your shares were registered directly in your name with PDL’s transfer agent, Computershare Investor Services, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy over the telephone, on the Internet as instructed below or, if you request printed copies of the proxy materials by mail, to fill out and return your proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, on April 17, 2017, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What constitutes a quorum for the Annual Meeting?

The Company’s Third Amended and Restated Bylaws (the Bylaws) provide that a majority of the outstanding shares of our common stock, whether present in person or by proxy, will constitute a quorum for the Annual Meeting. As of April 17, 2017, the record date, 161,774,446 shares of common stock were issued and outstanding and, if a majority of these shares are present in person or by proxy at the Annual Meeting, a quorum will be present. Abstentions and broker non-votes are counted as present for determining whether a quorum is present.

How many votes are required for the approval of each item?

There are differing vote requirements for the four proposals:

1.
The nominees for election as Class I directors will be elected if a majority of shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” each of their elections; provided that if the number of nominees exceeds the number of directors to be elected, a plurality of shares entitled to vote and present at the Annual Meeting in person or by proxy shall be required. If you “Withhold” your vote, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

2.
The ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ended December 31, 2017, will be approved if a majority of the shares entitled to vote and present at the Annual Meeting in person or by proxy vote “FOR” approval. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

3.
The approval of the advisory vote on the compensation of our named executive officers as disclosed in this proxy statement will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

4.
The frequency of stockholder advisory votes on the compensation of our named executive officers receiving the largest number of “FOR” votes cast in person or by proxy at the Annual Meeting will determine the preferred frequency. If you “Abstain” from voting, it will have the same effect as no vote being cast. Broker non-votes will have no effect.

 How are abstentions and broker non-votes treated?

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker non-vote are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker non-votes are not included in the tabulation of the voting results on issues requiring approval of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting and, therefore, do not have an effect on the four matters to be considered at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting instructions with respect to that item and has not received instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held by them as nominee, brokers have the discretion to vote such shares only on routine matters. Routine matters include, among others, the ratification of auditors. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes. Shares held by brokers who do not have discretionary authority to vote on a particular matter and have not received voting instructions from their customers are not counted or deemed to be present or represented for purposes of determining whether stockholders have approved that matter.

How do I vote?

There are differing voting procedures for the proposals. For Proposal 1 (Election of Directors), you may either vote “FOR” each of the nominees to the Board or you may “Withhold” your vote for each of the nominees. For Proposal 4 (Advisory Vote on the Frequency of Stockholder Advisory Votes on Executive Compensation), you may either vote “Every Year,” “Every Two Years” or “Every Three Years” or abstain from voting on the advisory vote for the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers. For each other proposal, you may either vote “FOR” or “Against” or abstain from voting.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy on the Internet or, if you request printed copies of the proxy materials by mail, by returning your marked, dated and executed proxy card in the postage-paid envelope provided. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date your proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone telephone and follow the recorded instructions. You will be asked to provide the control number that has been provided with the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Thursday, June 8, 2017, to be counted.

•
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number that has been provided in the Notice. Your vote must be received by 11:59 p.m., Eastern Time, on Thursday, June 8, 2017, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions with these proxy materials from that organization rather than from PDL. You may vote by telephone or over the Internet or use the proxy card as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted, you have one vote for each share of common stock you owned as of April 17, 2017.

What does it mean if I receive more than one Notice?

If you received more than one Notice, it means that you hold shares in more than one account. To ensure that all your shares are voted, you will need to vote all of your shares by following the instructions included on each Notice.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any vote selections, your shares will be voted “FOR” the election of each nominee for director, “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm, “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement and “Every Year” as the preferred frequency of stockholder advisory votes on the compensation of our named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

•	You may submit another completed proxy card with a later date.

•	You may submit new voting instructions via telephone or Internet pursuant to the instructions on the Notice.

•	You may send a timely written notice that you are revoking your proxy to our Secretary, care of PDL BioPharma, Inc., 932 Southwood Boulevard, Incline Village, Nevada 89451.

•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting. The inspector of election will separately count “FOR” and “Withhold” votes with respect to the election of directors; “FOR,” “Against” and abstentions with respect to the ratification of auditors and the approval of the compensation of our named executive officers as disclosed in this proxy statement; and “Every Year,” “Every Two Years,” “Every Three Years” and abstentions with respect to the preferred frequency of stockholder advisory votes on the compensation of our named executive officers. “Withhold” votes (in the case of the election of directors) and abstentions will be counted towards the vote total for the proposals and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Who will bear the cost of soliciting proxies for the Annual Meeting?

We will pay for the costs of the Annual Meeting, including any cost for mailing the Notices, mailing printed proxy materials upon request and the solicitation of proxies. We will also reimburse brokers, custodians, nominees and other fiduciaries for the reasonable out-of-pocket fees and expenses they incur to forward solicitation materials to our stockholders. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone, facsimile or electronic means. These officers, directors and employees will not receive any extra compensation for these services.

What is “householding”?

We have adopted “householding,” a practice by which stockholders of record who have the same address and last name will receive only one copy of our annual report, proxy statement and Notice unless one or more of these stockholders notifies us that they wish to continue receiving separate individual copies. Householding saves printing and postage costs by reducing duplicate mailings to the same address and reduces our impact on the environment. If your household participates in the householding program, you will receive one Notice. If you previously notified us that you wished to continue receiving separate individual copies but now would like to participate in householding, please call or write us at the below phone number or address.

Beneficial stockholders, that is, stockholders whose shares are held by a broker or other nominee, may request information about householding from their banks, brokers or other holders of record.

What if I want to receive a separate copy of the Notice?

If you participate in householding and wish to receive a separate copy of the Notice, or if you wish to receive separate copies of future annual reports, proxy statements and notices of Internet availability, please call us at 775-832-8500 or write to the address below, and we will deliver the requested documents to you promptly upon your request.

PDL BioPharma, Inc.
Attention: Corporate Secretary (Householding)
932 Southwood Boulevard
Incline Village, Nevada 89451

You can also access our annual report and proxy statement on our website at www.pdl.com.

How do I contact the Board of Directors or a committee of the Board of Directors?

You may contact the Board or one or more members, by sending a communication in writing addressed to:

Board of Directors
[or individual director(s)]
Attention: Corporate Secretary
PDL BioPharma, Inc.
932 Southwood Boulevard
Incline Village, Nevada 89451

Our Secretary will maintain a log of such correspondence to the Board and promptly transmit such correspondence to the identified director(s), except where security concerns militate against further transmission or the communication relates to commercial matters not related to the sender’s interest as a stockholder, as determined by our Secretary in consultation with our outside legal counsel.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a Current Report on Form 8-K once available.

MATTERS FOR APPROVAL AT THE MEETING

PROPOSAL 1:
ELECTION OF DIRECTORS

Members of the Board of Directors

The Board is divided into three classes with each class having a three-year term. The Bylaws provide that the number of directors to constitute the Board shall be fixed by a resolution adopted by the affirmative vote of a majority of the authorized directors. That number is currently fixed at seven directors. The Bylaws also provide that any vacancy on the Board may be filled by a vote of the majority of the surviving or remaining directors then in office. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is elected and qualified.

The Board presently has seven members: Harold E. Selick, Ph.D., Paul R. Edick, David W. Gryska, Jody S. Lindell, John P. McLaughlin, Samuel R. Saks, M.D. and Paul W. Sandman, with Messrs. Gryska and Sandman serving as Class I members with terms expiring at the Annual Meeting, Mr. McLaughlin and Ms. Lindell serving as Class II members with terms expiring at the 2018 annual meeting and Dr. Selick, Dr. Saks and Mr. Edick serving as Class III members with terms expiring at the 2019 annual meeting.

Mr. Sandman, who was appointed to the Board in October 2008 and Mr. Gryska, who was appointed to the Board in March 2014, if reelected at the Annual Meeting, will serve until the sooner of the 2020 annual meeting of stockholders or until such director’s death, resignation or removal. It is the Company’s policy to invite directors and nominees for director to attend the Annual Meeting. All of the directors other than Mr. Edick serving at the time of the 2016 annual meeting of stockholders, attended such meeting.

Directors are elected by a majority of the votes of shares of the stockholders present in person or represented by proxy and entitled to vote on the election of directors; provided that if the number of nominees exceeds the number of directors to be elected, a plurality of shares of stockholders entitled to vote and present in person or represented by proxy shall be required. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If a nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee selected by our Nominating and Governance Committee at its discretion. The nominees have agreed to serve if elected and there is no reason to think that they will be unable to serve.

The following is a brief biography of the three nominees and each director whose term will continue after the Annual Meeting.

Nominees for Election for a Three-Year Term Expiring at the 2020 Annual Meeting

Paul W. Sandman, age 69, was first appointed a director of the Company in October 2008. Mr. Sandman served at Boston Scientific Corporation in various management positions from May 1993 to February 2008, most recently as its Executive Vice President, Secretary and General Counsel. From 1981 to April 1993, he served at Wang Laboratories, Inc., most recently as Senior Vice President, General Counsel and Secretary. Mr. Sandman received his A.B. from Boston College and his J.D. from Harvard Law School.

As a former general counsel and executive officer of a major, publicly-traded medical technology company, Mr. Sandman provides the Board with experience in corporate governance and the Litigation Committee with invaluable experience in intellectual property litigation.

David W. Gryska, age 61, was first appointed a director of the Company in March 2014. Since October 2014, Mr. Gryska has been the Vice President and Chief Financial Officer of Incyte Corporation. He served as Chief Operating Officer and a director of Myrexis, Inc., a biotechnology company, from May 2012 to December 2012. From December 2006 to October 2010, he served as Senior Vice President and Chief Financial Officer of Celgene Corporation, a biopharmaceutical company. From October 2004 to December 2006, he was a principal at Strategic Consulting Group, where he provided strategic consulting to early-stage biotechnology companies. Previously, Mr. Gryska served at Scios, Inc. (Scios), a biopharmaceutical company, as Senior Vice President and Chief Financial Officer from 2000 to 2004, and as Vice President of Finance and Chief Financial Officer from 1998 to 2000. Scios was acquired by Johnson & Johnson in 2003. From 1993 to 1998, he served as Vice President, Finance and Chief Financial Officer at Cardiac Pathways, a medical device company later acquired by Boston Scientific Corporation. Prior to Cardiac Pathways, Mr. Gryska served as an audit partner at Ernst & Young LLP (EY). During his eleven years at EY, he focused on technology industries, with an emphasis on biotechnology and healthcare companies. Mr. Gryska holds a B.A. in Accounting and Finance from Loyola University and an M.B.A. from Golden Gate University. Mr. Gryska has served on the Board of Directors of

Hyperion Therapeutics, Inc., Aerie Pharmaceuticals, Inc. and Argos Therapeutics, Inc. Currently, he serves on the Board of Directors of Seattle Genetics, Inc.

Mr. Gryska has over 20 years’ experience as a chief financial officer for several public companies. Prior to these roles, he was an audit partner at EY. Mr. Gryska brings to the Board extensive knowledge of, and experience in, the application of accounting principles and the financial reporting process, particularly, in the health care sciences industry. In addition, Mr. Gryska fills the role of an “Audit Committee Financial Expert” (as defined in applicable SEC rules) for the Company.

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES, AND
PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED IN THE ABSENCE OF
INSTRUCTIONS TO THE CONTRARY.

Directors Continuing in Office until the 2018 Annual Meeting

Jody S. Lindell, age 65, was first appointed a director of the Company in March 2009. Ms. Lindell is President and Chief Executive Officer of S.G. Management, Inc., an asset management company she has headed since 2000. Prior to that, Ms. Lindell was an audit partner with KPMG LLP. Through September 2007, Ms. Lindell served as a director and on the Audit and Director’s Loan Committees for First Republic Bank, a publicly-traded financial institution. First Republic Bank was acquired in 2007, underwent a management-led buyout in mid-2010 and again became publicly traded in December 2010. Ms. Lindell continues to serve as a director, the chairperson of the Audit Committee and a member of the Director’s Loan Committee for First Republic Bank. Ms. Lindell has also served as a director of The Cooper Companies since March 2006 and is chairperson of its Audit Committee and member of its Organization and Compensation Committees. She is a Certified Public Accountant (inactive) and holds a B.A. from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

The Board values Ms. Lindell’s extensive accounting experience, including 25 years’ experience at KPMG LLP, 16 of which were as an audit partner. Ms. Lindell’s knowledge of accounting principles and financial reporting rules and regulations and oversight of the financial reporting process is valued by the Company in her role as a director, the chairperson of the Audit Committee and an Audit Committee Financial Expert.

John P. McLaughlin, age 65, was first appointed a director of the Company in October 2008. Mr. McLaughlin has been our President and Chief Executive Officer since December 18, 2008, when the Company spun-off Facet Biotech Corporation. From November 6, 2008 until the spin-off, he served as a Senior Advisor to the Company. He was the Chief Executive Officer and a director of Anesiva, Inc., formerly known as Corgentech, Inc., a publicly-traded biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, Inc., a biopharmaceutical company, including Executive Vice President and General Counsel. From January 1985 to September 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees of the United States House of Representatives, where he drafted numerous measures that became Food and Drug Administration laws. Mr. McLaughlin co-founded and served as Chairman of the Board of Directors of Eyetech Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company subsequently bought by OSI Pharmaceuticals, Inc., co-founded and served as a director of Peak Surgical, Inc., a private medical device company, until it was acquired by Medtronic in 2011, served as a director of AxoGen, Inc., a publicly-traded biopharmaceutical company until 2014, served as a director of Adverum Biotechnologies, Inc., a publicly-traded biopharmaceutical company, until 2016 and served as a director of Seattle Genetics, Inc., a publicly-traded biopharmaceutical company, until 2016. He received a B.A. from the University of Notre Dame and a J.D. from Catholic University of America.

Mr. McLaughlin possesses a strong understanding of the biotechnology industry and has experience in development and commercialization of antibodies, corporate licensing and patent litigation that the Company values. In addition, Mr. McLaughlin provides strategic guidance to our management team and the Board.

Directors Continuing in Office until the 2019 Annual Meeting

Harold E. Selick, Ph.D., age 62, was first appointed a director of the Company in August 2009. Currently, Dr. Selick is serving as Vice Chancellor of Innovation and Partnerships at the University of California, San Francisco. Prior to that, Dr. Selick served as Chief Executive Officer and a director of Threshold Pharmaceuticals, Inc., a publicly-traded biotechnology company, from June 2002 until April 2017, where he still serves as Chairman of the Board of Directors. From June 2002 until July 2007, Dr. Selick was also a Venture Partner of Sofinnova Ventures, Inc., a venture capital firm. From January 1999 to April 2002, he was Chief Executive Officer of Camitro Corporation, a biotechnology company. From 1992 to 1999, he was at Affymax Research Institute, the drug discove ry technology development center for Glaxo Wellcome plc, most recently as Vice President of Research. Prior to working at Affymax, Dr. Selick held scientific positions at Protein Design Labs, Inc. and Anergen, Inc. As a staff scientist at Protein Design Labs, Inc. (now PDL BioPharma, Inc.), he co-invented technology underlying the creation of fully humanized antibody therapeutics and applied that to PDL’s first product, Zenapax (daclizumab), which was developed and commercialized by Roche for the prevention of kidney transplant rejection. Dr. Selick currently serves as Chairman of the Board of Directors of Catalyst Biosciences, a public drug discovery and development company, as well as Protagonist Therapeutics, a public biotechnology company. He is also a member of the Board of Directors of Amunix, a privately-held biotechnology company. Dr. Selick received his B.A. and Ph.D. degrees from the University of Pennsylvania and was a Damon Runyon-Walter Winchell Cancer Fund Fellow and an American Cancer Society Senior Fellow at the University of California, San Francisco.

As co-inventor of technology that underlies the Queen et al. patents, Dr. Selick provides the Board with a scientific perspective and a unique appreciation of the Company’s assets. Dr. Selick also provides the Board with operational experience derived from his role as a chief executive officer of a publicly-traded biotechnology company.

Paul R. Edick, age 61, was first appointed a director of the Company in September 2015. Since January 2017, Mr. Edick has served as President and Chief Executive Officer and a director of Xeris Pharmaceuticals,Inc., a private biotechnology company. Prior to that, Mr. Edick was managing partner of 3G Advisors, LLC, a consultancy to the pharmaceutical, healthcare and healthcare investor communities. From July 2010 to November 2014, Mr. Edick served as chief executive officer and a board member of Durata Therapeutics, Inc. Prior to his term at Durata, Mr. Edick was chief executive officer of Ganic Pharmaceuticals, Inc., a Warburg Pincus investment search vehicle, from March 2008 to June 2010 and prior to that was chief executive officer at MedPointe Healthcare, Inc., a position he assumed in 2006 having been their president of pharmaceutical operations since April 2002. He also held a number of senior positions at GD Searle & Company, and at Pharmacia Corporation following its acquisition of the company, culminating in his appointment as Pharmacia’s group vice president and president, Asia Pacific/Latin America. Mr. Edick holds a B.A. in Psychology from Hamilton College. In the past, he served on the Boards of Directors for Amerita, Inc., Veloxis Pharmaceuticals A/S and Informed Medical Communications, Inc. Currently, Mr. Edick serves on the Boards of Directors for Neos Therapeutics, Inc., Sucampo Pharmaceuticals, Inc. and NewLink Genetics Corporation, all of which are public companies. He also serves on the Board of Directors of the private company Iterum Therapeutics Ltd.

Mr. Edick brings to the Board over 35 years of experience in the life sciences industry, including extensive commercial expertise from his chief executive officer positions at several companies.

Samuel R. Saks, M.D., age 62, was first appointed a director of the Company in September 2015. He is a board certified oncologist who most recently served as chief development officer for Auspex Pharmaceuticals, Inc. (Auspex), a position he held from 2013 until it was acquired by Teva Pharmaceuticals Industries, Ltd. in May 2015. He has also served as a board member for Auspex from 2009 to 2015. Prior to Auspex, Dr. Saks was a co-founder of Jazz Pharmaceuticals plc, where he was chief executive officer for six years. Before that, Dr. Saks served as company group chairman of ALZA Corp. (ALZA), and then participated as a member of the Johnson & Johnson Pharmaceutical Group Operating Committee upon the merger of Johnson & Johnson and ALZA. Prior to that, Dr. Saks held various positions with ALZA, most recently as its group vice president. Prior to ALZA, Dr. Saks held clinical research and development management positions with Schering-Plough Corporation, Xoma Corp. and Genentech, Inc. Dr. Saks holds a B.S. in Biology and an M.D. from the University of Illinois. Dr. Saks currently serves on the Board of Directors of TONIX Pharmaceuticals Holding Corp., which is a publicly-traded pharmaceutical company, as well as the Boards of Directors of the private companies Bullet Biotechnology, Inc., Velocity Pharmaceutical Development, LLC and NuMedii Inc. Dr. Saks served on the Board of Directors of Depomed, Inc., a publicly-traded pharmaceutical company, until March 2017.

Dr. Saks brings over 35 years of experience in biotechnology management to the Board, including extensive product development expertise.

Independence of Directors

As required under the NASDAQ Stock Market (NASDAQ) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable NASDAQ listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Selick, Mr. Edick, Mr. Gryska, Ms. Lindell, Dr. Saks and Mr. Sandman. In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. McLaughlin, the Company’s President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

 The Board, based on the recommendation of the Nominating and Governance Committee, also determined that each member of each of the Compensation Committee, the Nominating and Governance Committee and the Audit Committee was independent during 2016, and is currently independent, under NASDAQ’s rules for listed companies.

Meetings of the Board of Directors

The Board met eight times during 2016. Each Board member attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served during the period for which he or she was a director or committee member.

As required under the applicable NASDAQ listing standards, in fiscal year 2016, the Company’s directors met five times in regularly scheduled executive sessions, at which only independent directors were present.

Information Relating to Committees of the Board

The Board currently has the following committees: Audit Committee, Compensation Committee, Litigation Committee and Nominating and Governance Committee.

Audit Committee

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the Exchange Act) to oversee the Company’s corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including, but not limited to:

•	overseeing the accounting and financial reporting processes and audits of our financial statements;

•	appointing an independent registered public accounting firm to audit our financial statements;

•
overseeing and monitoring (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (c) our independent registered public accounting firm’s qualifications, independence and performance and (d) our internal accounting and financial controls;

•	preparing the report that SEC rules require to be included in our annual report or proxy statement;

•	reviewing all related person transactions for potential conflicts of interests or other improprieties;

•
discussing our policies with respect to certain risk assessments, including the risk of fraud, our major financial risk exposures and the steps management has taken to monitor and control such exposures;

•	reviewing our investment policy and evaluating our adherence to such policy with regard to investment of our assets;

•	providing the Board with the results of its monitoring and recommendations; and

•	providing the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee is currently comprised of Ms. Lindell, Mr. Gryska and Mr. Edick. Ms. Lindell is the chairperson of the Audit Committee. Ms. Lindell and Mr. Gryska have each been determined by the Board to be an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met eight times during 2016. The Audit Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

 The Board has reviewed the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A) of the NASDAQ listing standards).

The Audit Committee has the authority to retain special legal, accounting or other professional advisors to advise the committee as it deems necessary, at our expense, to carry out its duties and to determine the compensation of any such advisors.

Report of the Audit Committee of the Board of Directors

The Audit Committee has prepared the following report on its activities with respect to our audited consolidated financial statements for the fiscal year ended December 31, 2016.

Our management is responsible for the preparation, presentation and integrity of our consolidated financial statements. Management is also responsible for maintaining appropriate accounting and financial reporting practices and policies as well as internal controls and procedures designed to provide reasonable assurance that the Company is in compliance with accounting standards and applicable laws and regulations.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. PricewaterhouseCoopers LLP has provided the Audit Committee with the written disclosures and letter required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The independent registered public accounting firm is responsible for planning and performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for auditing the effectiveness of our internal control over financial reporting. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States. In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2016, with management and the independent registered public accounting firm, PricewaterhouseCoopers LLP.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Jody S. Lindell (chairperson)
David W. Gryska
Paul R. Edick.

Compensation Committee

The Compensation Committee is currently comprised of Dr. Selick, Mr. Sandman and Dr. Saks. Dr. Selick serves as the chairperson of the Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2)(A) of the NASDAQ listing standards). The Compensation Committee met five times during 2016.

The Compensation Committee is responsible for, but not limited to:

•
reviewing and approving for our chief executive officer and other executive officers: (i) the annual base salary, (ii) the annual incentive bonus, including the specific goals and amount, (iii) equity compensation, (iv) employment agreements, severance arrangements and change in control agreements/provisions and (v) any other benefits, compensation, compensation policies or arrangements;

•	reviewing the effect of the Company’s compensation policies on risk management;

•	reviewing and approving or making recommendations to the Board regarding the compensation policy for such other senior management as directed by the Board;

•	reviewing and approving or making recommendations to the Board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

•
reviewing with management our Compensation Discussion & Analysis and recommending that it be included in our annual proxy statement. Our Compensation Discussion & Analysis discusses the compensation awarded to, earned by or paid to our named executive officers, including: (i) the objectives of the Company’s compensation programs, (ii) what each program is designed to reward, (iii) each element of compensation, (iv) why the Compensation Committee chooses to pay each element, (v) how the Compensation Committee determines the amount for each element and (vi) how each element and the Compensation Committee’s decisions related thereto fit into the Company’s overall compensation objectives and affect decisions regarding other elements; and

•
acting as administrator of our compensation plans, including approving amendments to the plans (including approving changes in the number of shares reserved for issuance thereunder) and approving the grant or amendment of equity awards issued pursuant thereto.

While the Compensation Committee maintains the authority to delegate its exclusive power to determine matters of executive compensation and benefits, the Compensation Committee has not done so. The Compensation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

The Compensation Committee retains its own independent compensation consultant. The Compensation Committee retained Barney and Barney, LLC in December 2013 and Board Advisory, LLC (Board Advisory) from April 2014 onward to advise on various matters related to compensation of executive officers and directors and general compensation programs and matters. This proxy statement discusses in various locations which consultant advised the Compensation Committee on the relevant compensation decisions.

The Compensation Committee generally engages Board Advisory to provide:

•	comparative market data on the executive and director compensation practices and programs of competitive companies;

•	guidance on industry best practices and emerging trends and developments in executive and director compensation; and

•
advice on determining the total compensation of each of our executive officers and the material elements of total compensation, including: (i) annual base salaries, (ii) target cash bonus amounts and (iii) long-term incentives, including restricted stock awards.

The Compensation Committee has reviewed an assessment of Board Advisory’s independence and any potential conflicts of interest raised by Board Advisory’s work for the Compensation Committee by considering the following six factors: (i) the provision of other services to us by Board Advisory; (ii) the amount of fees received from us by Board Advisory, as a percentage of the total revenue of Board Advisory; (iii) the policies and procedures of Board Advisory that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Board Advisory with a member of the Compensation Committee; (v) any Company stock owned by Board Advisory; and (vi) any business or personal relationship of Board Advisory with any of our executive officers. Based on such review, the Compensation Committee has concluded that Board Advisory is independent and that there are no such conflicts of interest.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was an officer or an employee of the Company at any time during 2016. None of our executive officers serve as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Board or Compensation Committee. Our chief executive officer assists the Compensation Committee by presenting proposals and recommendations to the Compensation Committee, information on Company and individual performance of the named executive officers and management’s perspective and recommendations on compensation matters. Our chief executive officer recuses himself from that portion of the Compensation Committee meetings involving deliberation and decision making of his own compensation.

Litigation Committee

The Litigation Committee is currently comprised of Mr. Sandman, Mr. Edick and Mr. McLaughlin. Mr. Sandman is the chairperson of the Litigation Committee. The Litigation Committee met two times during 2016.

The Litigation Committee is responsible for, but not limited to:

•	consulting with management and outside counsel to discuss the initiation of any dispute by us prior to its commencement or the settlement of any dispute prior to its resolution;

•	consulting with management and outside counsel following the initiation of a dispute by a third party or an overture by a third party to settle a dispute;

•	consulting with management and outside counsel regarding the strategy for the management, prosecution and resolution of all disputes;

•	receiving updates on the status of all disputes; and

•	assisting the Board in fulfilling its oversight responsibilities with respect to such disputes.

The Litigation Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Nominating and Governance Committee

The Nominating and Governance Committee is currently comprised of Dr. Selick, Mr. Gryska and Ms. Lindell. Dr. Selick is the chairperson of the Nominating and Governance Committee. The Nominating and Governance Committee met two times during 2016.

The Nominating and Governance Committee is responsible for, but not limited to:

•	identifying individuals qualified to become Board members;

•	selecting, and recommending to the Board, director nominees for each election of directors;

•	developing, and recommending to the Board, criteria for selecting qualified director candidates;

•	considering committee member qualifications, appointment and removal;

•	considering and articulating the qualities, experiences, skills and attributes that qualify each director to be a member of the Board;

•
assessing the optimum size of the Board and its committees and the needs of the Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination;

•	assessing the Nominating and Governance Committee’s effectiveness in diversifying the Board;

•	evaluating the effectiveness of the Board’s management structure and articulating why the Board’s current or proposed leadership structure is effective;

•	recommending corporate governance principles, codes of conduct and compliance mechanisms applicable to us; and

•	providing oversight in the evaluation of the Board and each committee of the Board.

The Nominating and Governance Committee has adopted a written charter that is available on the Company’s website at www.pdl.com.

Evaluation of Director Nominations

In fulfilling its responsibilities to select and recommend to the Board director nominees for each election of directors, the Nominating and Governance Committee considers the following factors:

•	the appropriate size of the Board and its committees;

•	the perceived needs of the Board for particular skills, diversity, background and business experience;

•	the skills, background, reputation and business experience of nominees compared to the skills, background, reputation and business experience already possessed by other Board members;

•	the nominees’ independence from management;

•	the applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	the benefits of a constructive working relationship among directors; and

•	the desire to balance the considerable benefit of continuity with the periodic injection of a fresh perspective provided by new members.

The Nominating and Governance Committee’s goal is to assemble a board of directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders.

They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of the Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

The Nominating and Governance Committee has defined “diversity” for purposes of evaluating director candidates. Under the Nominating and Governance Committee’s selection criteria, diversity means experience, professional skill, geographic representation and educational and professional background necessary to assist the Board in the discharge of its responsibilities. The Nominating and Governance Committee looks at the composition of the Board as a whole when considering diversity and seeks nominees whose experience, professions, skills, geographic representation and backgrounds complement and create diversity among the directors. The Nominating and Governance Committee does not assign specific weights to any criteria and no particular criterion is necessarily applicable to all prospective nominees.

The same standards apply to any nominee, regardless of whether recommended internally or by stockholders.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem to be in the best interests of the Company and our stockholders. The Nominating and Governance Committee annually evaluates all Board members and the Board as a whole. It also evaluates those directors whose terms expire that year and who are willing to continue in service against the criteria set forth above in determining whether to recommend those directors for reelection. The Nominating and Governance Committee has determined that the Board and its members meet such criteria.

Candidates for Nomination

Candidates for nomination as director come to the attention of the Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of the Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Governance Committee determines at any time that it is desirable for the Board to consider additional candidates for nomination, the Nominating and Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if the Nominating and Governance Committee deems it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

The Nominating and Governance Committee has adopted a policy to evaluate any recommendation for director nominee proposed by a stockholder, and our Bylaws also permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for a director nomination must be submitted in writing to:

PDL BioPharma, Inc.
Attention: Corporate Secretary
932 Southwood Boulevard
Incline Village, Nevada 89451

 Our Bylaws require that any director nomination made by a stockholder for consideration at an annual meeting must be received in writing not less than 90 calendar days nor more than 120 calendar days in advance of the date of the one-year anniversary of the Company’s (or the Company’s predecessor’s) previous year’s annual meeting of stockholders.

Each written notice containing a stockholder nomination of a director at an annual meeting must include as to the stockholder submitting the nomination:

•
the name and address, as they appear on the Company’s books, of such stockholder and the name and address of the beneficial owner, if any, on whose behalf a proposal of nomination to election of directors is made;

•	the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by such stockholder and such beneficial owner;

•
a representation that such stockholder will notify the Company in writing of the class and number of such shares owned beneficially and of record by such stockholder and such beneficial owner as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
any option, warrant, convertible security, stock appreciation right, derivative, swap or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value or volatility of any class or series of shares of the Company, whether or not such instrument or right shall convey any voting rights in such shares or shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a Derivative Instrument), directly or indirectly owned beneficially by such stockholder or beneficial owner and any other direct or indirect opportunity of such stockholder or beneficial owner to profit or share in any profit derived from any increase or decrease in the value of shares of the Company and a representation that such stockholder will notify the Company in writing of any such Derivative Instrument or other direct or indirect opportunity to profit or share in any profit in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•	any proxy, contract, arrangement, understanding or relationship pursuant to which such stockholder or beneficial owner has a right to vote any shares of any security of the Company;

•	any rights to dividends on the shares of the Company owned beneficially by such stockholder or beneficial owner that are separated or separable from the underlying shares of the Company;

•
any proportionate interest in shares of capital stock of the Company or Derivative Instruments or other direct or indirect opportunity to profit or share in any profit held, directly or indirectly, by a general or limited partnership in which such stockholder or beneficial owner is a general partner or, directly or indirectly, beneficially owns an interest in a general partner;

•
any performance related fees (other than an asset based fee) that such stockholder or beneficial owner is entitled to base on any increase or decrease in the price or value of shares of any class or series of the Company, or any Derivative Instruments or other direct or indirect opportunity to profit or share in any profit, if any;

•
a description of any agreement, arrangement or understanding with respect to the proposal of nomination between or among such stockholder and such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, and a representation that such stockholder will notify the Company in writing of any such agreements, arrangements or understandings in effect as of the record date for the meeting (or action, as applicable) promptly following the later of the record date or the date notice of the record date is first publicly disclosed;

•
a description of any material interest of such stockholder and such beneficial owner, if any, on whose behalf the proposal is made and of any material benefit that such stockholder and such beneficial owner, if any, on whose behalf the proposal is made expects or intends to derive from such business or action, as applicable;

•
a representation that such stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination or a representation that such stockholder is a holder of record of stock of the Company entitled to consent to corporate action in writing without a meeting, as applicable;

•
a representation whether such stockholder or such beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy (or consent, as applicable) to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or (ii) otherwise to solicit proxies (or consents, as applicable) from stockholders in support of such nomination; and

•
any other information that is required to be provided by such stockholder pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder (or any successor provision of the Exchange Act or the rules or regulations promulgated thereunder), in such stockholder’s capacity as a proponent of a stockholder nomination.

Each written notice containing a stockholder nomination of a director at an annual meeting must include for each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the class, series and number of shares of capital stock of the Company that are owned beneficially and of record by the person;

•	a statement as to the person’s citizenship;

•	the completed and signed representation and agreement described in the Bylaws;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and the person, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the person were a director or executive officer of such registrant;

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Exchange Act; and

•	such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

All director nominees must also complete a customary form of director’s questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

 Code of Ethics

The Company has adopted a Code of Business Conduct (the Conduct Code) that applies to all officers, directors and employees. The Conduct Code is available on our website at www.pdl.com. In the event we amend any provision of the Conduct Code, we will satisfy our disclosure obligations with respect to any such amendment by posting such information on our Internet website set forth above rather than by filing a Current Report on Form 8-K.  Any waiver of the Conduct Code will be disclosed by filing a Current Report on Form 8-K.

Board Leadership Structure

The Board does not have a policy regarding the separation of the roles of chief executive officer and chairperson of the Board as the Board has determined that it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. Since March 2009, the Board has been led by a Lead Director instead of a Chairperson. Under our corporate governance principles, the Lead Director of the Board is responsible for coordinating the Board’s activities, including the scheduling of meetings of the full Board, scheduling executive sessions of the non-employee directors and setting relevant items on the agenda (in consultation with the chief executive officer as necessary or appropriate). The Lead Director must be an independent member of the Board. The Board believes that this leadership structure, consisting of an independent member of the Board as the Lead Director, has enhanced the Board’s oversight of, and independence from, Company management and our overall corporate governance. Dr. Selick, an independent member of the Board, currently serves as the Lead Director.

Risk Oversight by the Board

Companies face a variety of risks, including credit risk, market risk, liquidity risk and operational risk. The Board believes that an effective risk management system will: (i) timely identify the material risks that the Company faces, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with the Company’s risk profile and (iv) integrate risk management into Company decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management. The Company’s management prepares periodic reports to the Audit Committee and the Board discussing in detail the known and anticipated risks to the Company and the Company’s approach to mitigating such risks. Based on such reports, the Audit Committee makes periodic reports to the Board as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of the Company’s risk management processes.

In addition to the formal compliance program, the Board and management promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations.

Risk Assessment of Compensation Policies

In late March 2017, the Board, with the assistance of Board Advisory, conducted a risk assessment of the Company’s compensation policies and practices. The Company’s compensation policies and practices were evaluated to ensure that they do not foster risk taking above the level of risk associated with the Company’s business model. For this purpose, the Compensation Committee worked closely with Board Advisory to ensure that pay levels and performance metrics were reasonable from an external competitive perspective and affordable and reasonable within the context of the Company’s current and projected long-term financial performance. The Compensation Committee assessed the Company’s mix of pay (cash versus equity and short- versus long-term) from a competitive and strategic perspective, and found it reasonable and supportive of the business strategy.

Based on the Compensation Committee’s work and the assessment conducted with the assistance of Board Advisory, the Board concluded that its compensation program does not promote excessive risk taking. In this regard, the Company notes that:

•	the Compensation Committee uses third-party corporate governance reviews of the Company’s public filings to assess the reasonableness of pay levels, CEO pay-for-performance alignment and risk profile;

•
the Compensation Committee uses an independent compensation consultant who (i) assesses the competitiveness of each component of the Company’s compensation package in relation to its peers in the healthcare industry and (ii) provides the Compensation Committee with a risk assessment report no less than annually;

•	the Company uses explicit and discrete goals in its design of incentive plans and such plans are reasonable in relation to the Company’s size, financial position and business objectives; and

•	the Company uses reasonable maximum caps in its incentive plan design.

PROPOSAL 2:
RATIFICATION OF SELECTION OF PRICEWATERHOUSE COOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017, and the Board has directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP audited the Company’s consolidated financial statements for the fiscal year ended December 31, 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

None of the Bylaws, other governing documents or law requires stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good governance practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Independent Registered Public Accounting Firm Fees and Services

The aggregate fees billed to the Company for the fiscal years ended December 31, 2016 and 2015, by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm:

($ in thousands)	2016	2015
Fee Category
Audit Fees(1)	$2,248	$1,131
Audit-related Fees(2)	288	—
Tax Fees(3)	—	—
All Other Fees(4)	2	2
Total Fees	$2,538	$1,133

(1)
Audit fees consist of fees billed for professional services rendered for the audit of our consolidated financial statements, attestation services surrounding the effectiveness of our internal control environment and review of the interim condensed consolidated financial statements included in quarterly reports. It also includes services that normally would be provided in connection with statutory and regulatory filings or engagements and services that generally only the principal auditor reasonably can provide to a client, such as comfort letters, attestation services (except those not required by statute or regulation), procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.

(2)
Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” In 2016, these consisted of the review of special purpose financial statements.

(3)	Tax fees consist of fees for tax compliance, tax advice and tax planning.
(4)	All other fees include any fees billed that are not audit, audit related or tax fees. In 2016 and 2015, these fees included a license to an accounting research database.
The Audit Committee pre-approves all audit services provided by the independent registered public accounting firm and permissible non-audit services in excess of a certain de minimis amount provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, any pre-approval is detailed as to the particular service or category of services and includes an estimate of the related fees. The Audit Committee may delegate pre-approval authority to one or more of its members. Such a member must report any decisions to the Audit Committee at the next scheduled meeting. During fiscal years 2016 and 2015, the Audit Committee approved all of the fees described above.
THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act) and Section 14A of the Exchange Act, our stockholders are entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

As described in detail later in this proxy statement under the heading “Compensation Discussion & Analysis,” our executive compensation programs are designed to retain and incentivize the high quality executives whose efforts are key to our long-term success. Under these programs, our named executive officers are rewarded on the basis of individual and corporate performance measured against established corporate and strategic goals. Please read the section of this proxy statement under the heading “Compensation Discussion & Analysis” for additional details about our executive compensation programs, including information about the fiscal year 2016 compensation of our named executive officers.

The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. Accordingly, we are asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion & Analysis, compensation tables and narrative disclosure, is hereby APPROVED.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. Nevertheless, the Board and the Compensation Committee value the opinions of our stockholders, whether expressed through this vote or otherwise, and, accordingly, the Board and Compensation Committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.

Stockholder approval of this Proposal 3 will require the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR” PROPOSAL 3.

PROPOSAL 4:
ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION
The Dodd-Frank Act and Section 14A of the Exchange Act enable our stockholders, at least once every six years, to indicate their preference regarding how frequently we should seek non-binding advisory votes on the compensation of our named executive officers, as disclosed in our proxy statements pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 4, stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Alternatively, stockholders may abstain from casting a vote.
After careful consideration of this proposal, our Board has determined that an advisory vote on executive compensation submitted to stockholders every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory vote on executive compensation to occur every year.
In formulating its recommendation, our Board considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in our proxy statement every year. The Board’s determination was influenced by the fact that the compensation of our named executive officers is evaluated, adjusted and approved on an annual basis. As part of the annual review process, the Board believes that stockholder sentiment should be a factor that is taken into consideration by the Board and the Compensation Committee in making decisions with respect to executive compensation.

While the Board believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding stockholder advisory votes on the approval of our named executive officer compensation practices should be held every year, every two years or every three years. As required by our Bylaws, the option among those choices receiving the majority of votes cast in person or by proxy at the Annual Meeting will be deemed to be the frequency preferred by our stockholders. The Board and the Compensation Committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority of the votes cast, the Board will consider our stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and not binding on the Board or the Company in any way, the Board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF “EVERY YEAR” ON PROPOSAL 4.

COMPENSATION OF OUR DIRECTORS

In January 2012, in consultation with the Compensation Committee’s then compensation consultant, Setren, Smallberg & Associates, the Board established its compensation policy for outside directors, which was subsequently revised in April 2015, in January 2016 and in March 2017 in consultation with the Compensation Committee’s current compensation consultant, Board Advisory. Members of the Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

In 2016, each outside director received a retainer of $100,000 per year, except for the Lead Director who received a retainer of $115,000 per year, for his or her service on the Board. Each outside director also received annual cash retainers for service on Board committees, as follows:

•
Each member of the Audit Committee received a retainer of $17,500 per year, except for the chairperson of the Audit Committee who received a retainer of $30,000 per year, for his or her service on the Audit Committee.

•
Each member of the Compensation Committee received a retainer of $15,000 per year, except for the chairperson of the Compensation Committee who received a retainer of $22,500 per year, for his or her service on the Compensation Committee.

•
Each member of the Litigation Committee received a retainer of $10,000 per year, except for the chairperson of the Litigation Committee who received a retainer of $20,000 per year, for his or her service on the Litigation Committee.

•
Each member of the Nominating and Governance Committee received a retainer of $2,500 per year, except for the chairperson of the Nominating and Governance Committee who received a retainer of $5,000 per year, for his or her service on the Nominating and Governance Committee.

All cash compensation paid to outside directors for their service on the Board and its committees is paid on a quarterly basis in arrears.

We also reimburse our directors for their reasonable travel expenses for Board and committee meetings. The Board annually sponsors a multi-day off-site meeting to which the Board members may bring their spouses. When we hold such a meeting, we reimburse the Board members for their spouses’ reasonable travel expenses for such off-site meeting.

Equity Compensation

We provide our outside directors with grants of restricted stock as a portion of their total compensation to ensure that our outside directors own common stock in the Company and their interests are aligned with our stockholders. In 2016, each of our outside directors received an annual grant of restricted stock under our Amended and Restated 2005 Equity Incentive Plan with a grant date value equal to $250,000, based on the closing price of our common stock on the date of grant. In March 2017, in consultation with the Compensation Committee’s compensation consultant and in acknowledgment of the Company’s stock performance during 2016, the Board revised its compensation policy for outside directors to decrease the amount of the annual grant of restricted stock to a grant date value equal to $150,000, based on the closing price of our common stock on the date of grant. Such grants are made to each current outside director annually after the conclusion of our annual general meeting of stockholders and to each new outside director upon his or her initial election to the Board. The revision discussed above will apply to grants made after the Annual Meeting. Each grant of restricted stock vests on the first anniversary of the grant date so long as the director continues to serve on the Board during the vesting period. During the vesting period, our outside directors have the right to vote their restricted stock and to receive any dividends or distributions paid on their restricted stock, except that dividends or distributions are accumulated and paid on the earlier of the vesting of the underlying stock in accordance with the vesting conditions of the original award or March 15th of the year following the payment of such dividend or distribution to all stockholders.

2016 Compensation of Directors

In 2016, our outside directors who served on the Board during 2016 earned the compensation set forth in the table below:

Director	Fees Earned	Stock Awards(1)	Total
David W. Gryska	$120,000	$250,000	$370,000
Jody S. Lindell	$132,500	$250,000	$382,500
Paul W. Sandman	$135,000	$250,000	$385,000
Harold E. Selick, Ph.D	$142,500	$250,000	$392,500
Samuel R. Saks, M.D.	$115,000	$250,000	$365,000
Paul R. Edick	$127,500	$250,000	$377,500

(1)
Amounts in this column represent the grant date fair value of the restricted stock granted to our outside directors, as determined in accordance with FASB ASC Topic 718. As of December 31, 2016, Drs. Selick and Saks, Messrs. Edick, Gryska and Sandman and Ms. Lindell each had 71,023 unvested restricted stock awards.

Stock Ownership Guidelines

The Board has determined that ownership of our common stock by our officers and directors promotes a focus on long-term growth and aligns the interests of our officers and directors with those of our stockholders. As a result, the Board adopted stock ownership guidelines stating that our outside directors, our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

In 2016, our stock ownership guidelines required that each outside director should own shares of common stock with a value of at least one times the annual cash retainer we pay to the outside director not later than five years after the date the person initially becomes an outside director. As of December 31, 2016, all of our outside directors are in compliance with this requirement.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual’s personal circumstances, application of the ownership guidelines would result in a hardship.

EXECUTIVE OFFICERS

Certain information with respect to our current executive officers is set forth below. Under the Bylaws, each executive officer is appointed annually by the Board, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve or such officer’s successor is elected and qualified. There are no family relationships among any of our directors or executive officers.

Name	Age	Position
John P. McLaughlin	65	President and Chief Executive Officer
Christopher Stone	52	Vice President, General Counsel and Secretary
Peter Garcia	55	Vice President and Chief Financial Officer
Danny Hart	41	Vice President, Business Development
Steffen Pietzke	45	Vice President, Finance and Chief Accounting Officer

John P. McLaughlin, please see discussion under “Proposal 1: Election of Directors - Members of the Board of Directors” for information about Mr. McLaughlin.

Christopher Stone joined the Company in February 2009 as our Vice President, General Counsel and Secretary. He brings more than 25 years of legal experience to the role. Before joining PDL, Mr. Stone served as Vice President of Legal Affairs and Corporate Secretary at LS9, an advanced biofuels development company, where his work included a focus on intellectual property protection and licensing. Prior to that time, he was Vice President of Intellectual Assets USA at Danisco A/S, a global producer of food ingredients, enzymes and bio-based solutions. From 1994 to 2005, Mr. Stone was with Genencor International, a biotechnology company that was acquired by Danisco in 2005, most recently as Vice President of Intellectual Property and General Patent Counsel. At Genencor, he handled all intellectual property matters, including developing and implementing an overall strategy for its domestic and international patent estate of approximately 3,700 patents and patent applications, and managed multiple litigation and interference proceedings and numerous European patent oppositions. Mr. Stone received a J.D. from the National Law Center at George Washington University and a B.S. in Biochemistry from the University of Massachusetts. He is an active member of the District of Columbia Bar, Nevada Bar (company counsel) and California Bar, and was admitted to practice before the United States Patent & Trademark Office in 1992.

Peter Garcia joined the Company in May 2013 as our Vice President and Chief Financial Officer. He also served as our Acting Chief Accounting Officer from May 2013 until July 2013. Before joining PDL, Mr. Garcia served as chief financial officer of BioTime, Inc., which he joined in 2011. Between the years of 1996 and 2011, Mr. Garcia was chief financial officer of six biotech and high-tech companies, including Marina Biotech, Nanosys, Nuvelo, Novacept, IntraBiotics Pharmaceuticals and Dendreon Corporation. While at these companies he raised over $550 million, led multiple merger and acquisition transactions, and managed multiple functions including finance, accounting, treasury, investor relations, corporate communications, IT and facilities. From 1990 to 1996, he was a finance executive with Amgen. Mr. Garcia holds a B.A. in economics and sociology with honors from Stanford University and an MBA with an emphasis in finance and accounting from UCLA.

Danny Hart, our Vice President, Business Development, joined the Company in January 2010 as the Company’s Corporate Counsel. Since joining the Company, Mr. Hart was promoted to Associate Corporate Counsel and Assistant Secretary in April 2011, to Deputy General Counsel and Assistant Secretary in January 2012 and then to his current position of Vice President, Business Development in September 2014. From 2006 until he joined the Company, Mr. Hart worked as an associate with Hogan & Hartson LLP (now Hogan Lovells US LLP), a leading international law firm, where his practice focused on securities, corporate governance and mergers and acquisitions. Before joining Hogan & Hartson, Mr. Hart began his legal career at Skadden, Arps, Slate, Meagher & Flom LLP, a leading international law firm, where he focused on corporate restructurings. Mr. Hart received a B.A. from the University of Washington in Seattle and a J.D. from Vanderbilt University Law School.

Steffen Pietzke, our Vice President, Finance and Chief Accounting Officer, joined the Company in June 2015 as the Company’s Controller and Chief Accounting Officer. Since joining the Company, Mr. Pietzke was promoted to Vice President, Finance and Chief Accounting Officer in March 2017. Prior to PDL, Mr. Pietzke was a Senior Manager with Ernst & Young LLP (EY) since 2013. He provided audit and related financial services to both public and private companies in the U.S., Europe and China. Prior to joining EY, Mr. Pietzke was with PricewaterhouseCoopers LLP for more than 12 years, most recently as a senior manager. He is highly regarded at these public accounting firms for his technical expertise where he focused on specific complex areas such as revenue recognition, financial instruments, derivatives, stock-based compensation and public offerings. Mr. Pietzke is a licensed Certified Public Accountant, a member of the American Institute of Certified Public Accountants and holds a Bachelor of Business Science degree in Accounting with honors from the University of Sciences in Offenburg, Germany.

COMPENSATION DISCUSSION & ANALYSIS

Overview

This Compensation Discussion & Analysis describes our compensation program as it relates to our named executive officers set forth below in “Executive Officer Compensation—Summary Compensation Table.”

We present our Compensation Discussion & Analysis in the following sections:

1.	Executive Summary. In this section, we describe certain aspects of our business, highlight our 2016 corporate performance and certain changes to the compensation of our chief executive officer, and summarize certain governance aspects of our executive compensation program.	p.	23

2.	Executive Compensation Program Philosophy, Objectives and Process. In this section, we describe our executive compensation philosophy and objectives and the process the Compensation Committee follows in deciding how to compensate our named executive officers and the material elements of our executive compensation program.	p.	30

3.	Compensation Program Elements. In this section, we present a brief overview of the specific elements of our compensation program and a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of our named executive officers for fiscal year 2016.	p.	32

4.	Other Executive Compensation Matters. In this section, we summarize our other compensation policies, review the accounting and tax treatment of compensation and the relationship between our compensation program and risk.	p.	40

This Compensation Discussion & Analysis contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Executive Summary

Business Overview

For the past several years, we have had a unique business model in the healthcare industry because we conducted no clinical research, development or commercialization activities, but rather earned substantially all our revenues from royalties related to our patents covering the humanization of antibodies, which we refer to our Queen et al. patents. Anticipating a significant decline in revenue once these royalties ended in the first quarter of 2016, we began acquiring income generating assets in the second half of 2012 to build a longer-term replacement revenue stream. These income generating assets were typically in the form of notes receivable, royalty rights and hybrid notes/royalty receivables from health care companies with commercial-stage therapies or medical devices having strong economic fundamentals. In early 2016 we began to see attractive opportunities to make equity investments in commercial stage companies that either owned or were acquiring pharmaceutical and/or medical products. In July 2016, we took advantage of such an opportunity by making equity investments in Noden Pharma DAC and Noden Pharma USA, Inc. (together, “Noden Pharma”) that became our subsidiaries. Noden Pharma acquired the pharmaceutical products, Tekturna® and Tekturna HCT® in the United States and Rasilez® and Rasilez HCT® in the rest of the world (the “Noden Products”).

Since 2012 we have consistently been able to selectively identify and acquire income generating assets to provide a more diversified base of assets that we believe will support meaningful financial returns to our stockholders going forward. To date, including the Noden Pharma transaction, we have consummated 17 of such transactions and committed over $1.4 billion in the acquisition of new income generating assets and products.

In order to efficiently conduct our operations, we rely on a small staff of eleven people, with our principal place of business being in the State of Nevada. In addition, in connection with the formation of Noden Pharma and the acquisition of the Noden Products, we added eight employees at Noden Pharma. We believe that the transition underlying our business strategy requires competitively compensating our very small management team consistent with the long-term focus necessary to support our business model in this period of transition. We compete with many other companies in seeking to attract and retain a skilled management team and have to overcome the disadvantages of being located in a remote location with limited access to top executive talent and expertise.

Fiscal 2016 Performance

As anticipated, in the second quarter of 2016, our revenues materially decreased after we stopped receiving payments from certain Queen et al. patent licenses and legal settlements, which accounted for 82% of our 2015 revenues. In 2016, we reported total revenues of approximately $244.0 million, an approximate 59% decrease from 2015 total revenues.

Income Generating Asset Acquisitions

We actively manage a portfolio of income generating assets while evaluating new transactions. We are focused on acquiring income generating assets and building returns for the longer term after most payments from the Queen et al. patent licenses and legal settlements ceased in the second quarter of 2016. During 2016, we completed two new income generating asset acquisition transactions, including our first pharmaceutical product acquisitions, utilizing approximately $119.5 million of the Company's available cash and cash equivalents and committing an additional $170.0 million.

Using cash flows generated from our income generating assets and products, the return on such assets was 14.9% in 2016, 10.5% in 2015, 24.2% in 2014 and 8.6% in 2013, for a four year average of 14.6%. The charts below show (i) the year-over-year growth in asset value of our income generating assets and products and (ii) the year-over-year cash flow and revenue attributable to our income generating asset and product acquisitions, in each case since 2013, the first full year of our program to acquire income generating assets.

Total Stockholder Return

The chart below shows our total stockholder return over the five, three and one year periods ending December 31, 2016 in comparison to the average of our peer group specified under “Comparator Companies” on page 31:
There are inter-related factors that may explain this disconnect between performance and share price. First is the significant decline in revenues we experienced after the first quarter of 2016 due to the expiration of the Queen et al. patents and the conclusion of most license payments related to the patents. While we anticipated this decline in revenue and informed our investors of our plan to mitigate it through the acquisition of income generating assets, the significant decline in revenues quarter over quarter negatively impacted our stock price. Second, we eliminated our dividend program in August of 2016 to increase cash on hand for subsequent acquisitions of income generating assets, which resulted in several dividend sensitive institutional investors selling our stock. We formed our strategy of acquiring income generating assets in anticipation of the significant reduction of revenues after the first quarter of 2016, but finding high quality income generating assets to fully replace the Queen et al. derived revenues is a several-year process. However, through our strategy of acquiring income generating assets and expansion into acquiring products, we believe we can continue to provide our shareholders with returns that extend well beyond the revenues from the Queen et al. patents.

2016 and 2017 Compensation Changes for our Chief Executive Officer to Align with Stock Performance

In recognition of the performance of our stock price, our chief executive officer, Mr. McLaughlin, forfeited approximately $1.0 million in compensation that he was eligible to earn under the 2016/2020 Long-Term Incentive Plan that was established in early 2016. In addition, with respect to 2017 compensation, Mr. McLaughlin proposed, and the Compensation Committee agreed, to reduce his base salary from $800,065 (his base salary in 2016) to $700,057 for 2017. The Compensation Committee also reduced the total amount of cash and stock awardable under the five-year 2017/2021 Long-Term Incentive Plan from $4,300,000 to $3,000,000, when compared to the prior year’s long-term incentive plan. These events are more fully described under the headings “Fiscal 2016 Executive Compensation — Pay for Performance Alignment of CEO Compensation in 2016” and “Summary of Fiscal 2017 Executive Compensation Decisions” below.

Dividends

In the first and second quarters of 2016, we paid a dividend of $0.05 per share, totaling $0.10 per share for the year and providing a dividend yield of approximately 7.1% at December 31, 2016. In August, our Board eliminated the quarterly dividend program because it and we believe that the Company can increase shareholder value to a greater extent by acquiring additional products and other income generating assets.

Stockholder Engagement

In May 2016, we reached out to our top 25 stockholders, who in the aggregate owned approximately 60% of our outstanding common stock at such time, to determine if such stockholders had any issues or questions regarding the voting proposals in the 2016 proxy statement. In response to this outreach, no stockholders identified any issues with respect to the voting proposals.

Accordingly, an overwhelming majority of the votes cast (above 95%) at our annual meeting held in June 2016 were in favor of each of the proposals, including the “say-on-pay” proposal. Since “say-on-pay” was adopted, we have received stockholder approval votes of above 93% each year. In addition, periodically throughout 2016, our chief financial officer and chief executive officer met directly with stockholders and potential investors at healthcare and other investor conferences to discuss the business strategy of the Company.

Fiscal 2016 Executive Compensation

Emphasis on “At Risk”, Performance Based Compensation

The Compensation Committee is focused on linking both cash and equity compensation to Company performance and putting such compensation "at risk." In furtherance of this goal, over the past five years, the Compensation Committee has increasingly put more compensation “at risk”. In 2015 and 2016, all cash and equity compensation earned by executive officers is “at risk” under the annual bonus and long-term incentive plans devised by the Compensation Committee; the only component of compensation not “at risk” is base salary. Since 2013, we have not granted equity-based compensation to our executive officers that is subject solely to time-based vesting. As we have transitioned our business model, the "at-risk" cash payments and equity grants to our chief executive officer increased to 80.7% in 2016 from 46.9% in 2012, as illustrated in the chart below:
As we continue to transition our business from reliance on revenues deriving from the Queen et al. patents to acquiring products and income generating assets, the Compensation Committee believes it is important to tie the structure and payment of the incentive plans for our executive officers to our business model and financial performance during this transition period.
Pay-for-Performance Alignment of CEO Compensation in 2016
In January 2016, in consultation with Board Advisory, the Compensation Committee increased the stock and cash amounts that Mr. McLaughlin was eligible to earn under the 2016/20 LTIP to $3,000,000 in cash and $1,300,000 in restricted stock over the five year vesting period of the plan. This reflected an approximately 31% increase in target amounts he was eligible to earn when compared to the 2015/19 LTIP target amounts, which were $2,297,190 in cash and $984,510 in restricted stock. The intent of the Compensation Committee was to put Mr. McLaughlin’s total compensation in the 50th percentile of that of the Compensation Committee's selected comparator companies and the industry companies covered by the 2015 Radford Compensation Survey consistent with its compensation philosophy, as more fully described below.
In March 2017, in recognition of the performance of our stock price during 2016, Mr. McLaughlin forfeited the approximately $1.0 million in increases described above, and his target award under the 2016/20 LTIP was reduced to reflect the target levels under his 2015/19 LTIP. The amount of cash he was eligible to earn was decreased from $3,000,000 to $2,297,190 and the amount of restricted stock he was eligible to earn was reduced from $1,300,000 to $984,510 (based on grant date fair value).
Due to the nature of restricted stock grants, our stock price directly affects the amount of compensation actually realized by our chief executive officer. We have included below a summary of the compensation reported versus the compensation actually realized by our chief executive officer for 2016. We believe this supplemental information is important because a significant portion of our chief executive officer’s equity compensation reported in the Summary Compensation Table for 2016 is an incentive for future performance over a five year period, which only provides an actual economic benefit if the applicable performance goals are achieved in future periods, and is directly affected by the market value of the restricted stock when it vests, as opposed to when it is granted. Therefore, we believe providing both “reported” and “realized” pay provides a more complete view of the value of our chief executive officer’s compensation in 2016. The table below sets forth the differences between the 2016 compensation reported in the Summary Compensation Table, the amount realizable based on our stock price as of 2016 year-end and the actual compensation our chief executive officer received in 2016:

Value of Reported Pay(1) vs. Value of Realizable Pay(2) vs. Value of Realized Pay(3)
Reported Pay	$4,185,155
Realizable Pay	$3,496,341
Realized Pay	$3,016,472
Delta in Pay - Realizable vs. Reported	(16.5)%
Delta in Pay - Realized vs. Reported	(27.9)%

(1)
Value of “Reported Pay” represents compensation awarded and granted to our chief executive officer during 2016. The value of Reported Pay is calculated as the sum of salary, value of stock awards under the 2016/20 LTIP based on the price of our stock on the grant date ($3.22), non-equity incentive plan compensation and all other compensation reported in the 2016 Summary Compensation Table.

(2)
The value of “Realizable Pay” reflects the sum of salary, non-equity incentive compensation and all other compensation, reported for 2016 in the Summary Compensation Table, with the value of stock awards granted under the 2016/20 LTIP (i) reduced to reflect our chief executive officer’s forfeiture of $315,490 in grant date value of restricted stock awards and (ii) based on the closing stock price of a share of our common stock on December 30, 2016 ($2.12). This amount does not include the value of any stock awards actually earned and vested under the 2014/18 LTIP or 2015/19 LTIP during 2016.

(3)
The value of “Realized Pay” reflects the sum of salary, the value of the annual bonus paid with respect to 2016, the value of stock awards and non-equity incentive cash compensation actually earned and vested during 2016 under the terms of our 2014/18 LTIP and 2015/19 LTIP and all other compensation received by our chief executive officer during 2016. The value of the stock awards earned and vested is calculated based on the closing stock price of our common stock on December 30, 2016 ($2.12). Our chief executive officer does not hold any stock options.

The table below sets forth the reported value of restricted stock granted to our chief executive officer under the 2014/18 LTIP and the 2015/19 LTIP based on the grant date values for the restricted stock under such plans ($8.22 and $7.62 per share, respectively) for the portion that vested during 2016 compared to the value realized based on the stock price as of 2016 year-end ($2.12):

	Reported Value of Restricted Stock	Realized Value of Restricted Stock
2014/18 LTIP	$163,429	$42,319

2015/19 LTIP	$492,255	$125,998

As indicated in the tables above, the performance of our stock over the life of our long-term incentive plans has a significant impact on the amount of compensation that is actually realized by our executive officers.  The Compensation Committee believes that the alignment between executive compensation and the performance of the Company is an important objective and that the use of restricted stock and five-year incentive plans support a stronger “pay-for-performance” alignment.

Base Salary

For fiscal year 2016, the Compensation Committee reviewed the base salary of each of our named executive officers and the performance of the Company as well as an analysis and summary of competitive market practices prepared by Board Advisory, LLC, or Board Advisory, the Compensation Committee's independent compensation consultant. Based on this review, the Compensation Committee generally determined to set the named executive officers’ base salary near or at the 50% percentile of comparable executive salaries of the comparator companies selected by the Compensation Committee.

Annual and Long-Term Bonus Plans

The Compensation Committee believes that both the short-term and long-term incentive structures of our executive compensation plans should be viewed in conjunction with each other to determine the most effective way to align executive management’s incentives in both the short- and long-term with those of our stockholders. The Compensation Committee gives careful consideration to balancing these short and long-term objectives in designing the performance-based incentive plans for our executive officers. All compensation is performance-based under both the annual and long-term bonus plans and there are no guaranteed payments under these plans.

2016 Annual Bonus Plan

With respect to the annual cash bonus for fiscal year 2016, the Compensation Committee established the 2016 Annual Bonus Plan. This annual cash bonus was intended to incentivize and reward our named executive officers for accomplishing corporate and individual goals, except for our chief executive officer whose bonus was determined solely on the performance of the Company against its corporate goals. For those named executive officers subject to both corporate and individual goals, Messrs. Garcia’s, Stone’s and Hart’s were weighted 75% for corporate goals and 25% for individual goals and Mr. Pietzke’s were weighted 60% for corporate goals and 40% for individual goals.

The annual cash bonus is compensation that is entirely at risk in the case of underperformance. The Compensation Committee sets the target bonus amount in consultation with its independent compensation consultant and ultimately determines the achievement levels and total annual cash bonus, which can range between zero and a maximum bonus level, not to exceed 200% of the annual target bonus, based on accomplishment of performance goals.

In furtherance of a short-term performance incentive structure, the Compensation Committee developed the corporate goals under the 2016 Annual Bonus Plan with a view towards the current transitional phase of our business due to the expected decline in revenues during 2016. In order to provide for long-term growth and sustainable returns for our stockholders in this transitional period, the Compensation Committee believed that the primary short-term focus of the Company should be on acquiring and accumulating additional high quality income generating assets to replace a portion of the revenues historically derived from our Queen et al. patents. In addition, the Compensation Committee also viewed the optimization of our capital structure as integral to ensuring cash flows sufficient to support such income generating asset acquisitions. As such, the Compensation Committee established the following corporate goals for the 2016 Annual Bonus Plan:

•
acquire $200 million in income generating assets with rates of return that have a meaningful impact on our ability to provide returns to stockholders in the future (weighted as 35% of the corporate goals);

•	effectively manage existing income generating assets to assure anticipated returns (weighted as 30% of the corporate goals); and

•	effectively optimize our capital structure and continue to appropriately address tax compliance and examinations on our income tax matters (weighted as 35% of the corporate goals).

To determine the appropriate amount of income generating asset acquisitions to set as a corporate goal, the Compensation Committee, with the assistance of our management team, reviewed our short and long-term projected cash flows that would be available to support the achievement of the overarching goal of providing sustainable long-term growth and returns to stockholders. While the primary purpose of the 2016 Annual Bonus Plan was to incentivize management to achieve the shorter term goals of the Company, the Compensation Committee also tried to balance the longer term goals of the Company and its stockholders by including both acquiring new income generating assets and the effective management of its existing income generating assets as components of the corporate goals. The purpose of these components was to ensure the Company has sufficient assets to generate return for our stockholders and to manage such assets so that they provide the returns that will support our long term growth and provide returns to stockholders in the future.

In December 2016, the Compensation Committee evaluated the Company's performance against the 2016 corporate performance goals (as well as the performance of each of our named executive officers, other than our chief executive officer, against their individual goals). The Compensation Committee determined that 75% of the 2016 corporate goals established under the 2016 Annual Bonus Plan were achieved, as more fully discussed below under the heading “2016 Performance Evaluations and Bonus Amounts.”

The amount of base salary and cash bonus earned by each named executive officer for fiscal year 2016 is set forth in “Executive Officer Compensation-Summary Compensation Table” on page 43.

2016/20 Long-Term Incentive Plan

In furtherance of a long-term performance incentive structure, in January 2016, the Compensation Committee established the 2016/20 Long-Term Incentive Plan, or the 2016/20 LTIP, for our executive officers. In establishing the 2016/20 LTIP, the

Compensation Committee relied on analysis performed by Board Advisory with respect to similar plans established by comparable revenue generating companies.

The 2016/20 LTIP is comprised of two components: (i) the right to receive a cash payment and (ii) the grant of a number of unvested restricted shares of our common stock based on a known underlying stock price. The purpose of the 2016/20 LTIP is to enhance stockholder return over the long term, through promotion of long-term corporate goals and retention of the Company's management team over a performance period of five years. The 2016/20 LTIP is constructed so that 50% of such cash payments and restricted shares are eligible to vest in December 2017 at the end of a two calendar year performance period, and the remaining 50% of cash payments and restricted shares are eligible to vest in equal amounts over the following three-year period in December of 2018, 2019 and 2020. The Compensation Committee recognizes that the attainment of long-term goals for the Company’s business model requires more than one year to accomplish, and therefore our annual cash bonus plan alone fails to provide sufficient incentives to achieve those long-term goals. Accordingly, the 2016/20 LTIP states that all of the compensation that could be earned under the plan is at risk and tied to the achievement of performance criteria over a longer-term period of five years, similar to the 2014/18 Long-Term Incentive Plan, or 2014/18 LTIP, and 2015/19 Long-Term Incentive Plan, or 2015/19 LTIP.

The Compensation Committee structured the performance goals and vesting structure of the 2016/20 LTIP with the objective of aligning the medium-term and longer-term interests of our executive officers with those of our stockholders. The Compensation Committee believes that the acquisition and accumulation of high quality income generating assets is fundamental to ensuring that we are able to have sufficient cash flows to support sustainable long term growth and the ability to provide our stockholders with returns in the future. The Compensation Committee believes that this is such a critical objective while the Company transitions away from the Queen et al. derived revenue that it should be an element in both the annual bonus and long-term incentive plans, but much more heavily weighted in the long-term incentive plans as the key to growth for future years. To reflect this objective, the Compensation Committee determined that the goal for the initial two-year vesting period under the 2016/20 LTIP should be the acquisition of $400 million in income generating assets during such two-year period. Similar to the 2016 Annual Bonus Plan, the determination of the amount of income generating asset acquisitions set as the performance goal was based on our cash flow projections. To incentivize the executive officers to only acquire high quality income generating assets that provide the levels of returns necessary for the cash flows of the business to achieve its longer term objectives, the Compensation Committee designed the performance goals corresponding to the subsequent vesting periods in years three, four in five of the 2016/20 LTIP so that they would measure the quality of the income generating assets acquired in the initial two-year vesting period. The performance goals for these subsequent vesting periods are that the income generating assets acquired in the initial two-year period must generate at least 75% of the projected cash flows, or returns, in the aggregate, that the Company modeled when the acquisitions were consummated. With such structure, the Compensation Committee effectively tied 50% of the potential awards to the accumulation of income generating assets and 50% of the potential awards to the quality of such assets. Generally, we do not present the projected cash flows for income generating assets until the end of the applicable performance period because it would be competitively harmful to do so, which is common practice for multi-year performance awards.

The amount of awards earned by each named executive officer under the 2014/18 LTIP and 2015/19 LTIP for fiscal year 2016 is discussed under the section “Long-Term Incentive” beginning on page 36.

Summary of Fiscal 2017 Executive Compensation Decisions

In recognition of the Company’s transition into the specialty pharmaceutical industry and the performance of its stock price during 2016, for the fiscal year 2017, Mr. McLaughlin proposed a reduction to his base salary to the Compensation Committee for its consideration. In response to his proposal, Mr. McLaughlin’s base salary was reduced by 12% from $800,065 (his base salary for 2016) to $700,057. The Compensation Committee also reduced the total amount of cash and stock eligible to be earned under the five-year 2017/2021 Long-Term Incentive Plan by approximately 30% from the levels of the 2016/20 LTIP that were originally awarded to Mr. McLaughlin (from $4,300,000 to $3,000,000) prior to his forfeiture with respect to the 2016/10 LTIP described above. In addition, the Compensation Committee decided (i) to keep compensation of the Company’s other named executive officers at the same level as their 2016 compensation, other than Mr. Pietzke who received a raise in connection with a promotion and (ii) shift the cash and stock mix from 70% cash and 30% stock that was used in prior years’ incentive plans to a mix of 60% cash and 40% stock under the 2017/21 LTIP so that the stock component was weighed more heavily in comparison to prior years’ plans. For more details concerning the fiscal 2017 executive compensation determined by the Compensation Committee please see the Company’s Current Report on Form 8-K filed with the SEC on March 10, 2017.

Selected Compensation Governance Highlights

Our executive compensation program consists of an array of compensation governance features and controls. Below we summarize certain executive compensation-related practices that were in effect during 2016 and that we believe serve our stockholders’ long-term interests.

What We Do
✓	The Compensation Committee is comprised solely of independent directors.
✓	We structure a substantial portion of officer pay opportunities in the form of “at-risk” performance-based compensation.
✓
Our chief executive officer's annual cash bonus is 100% attributable to the achievement of corporate goals set by the Compensation Committee and ratified by the Board and is fully at risk of non-payment in the event of unsatisfactory performance, thereby putting a minimum of 50% of our chief executive officer's total annual cash compensation (comprised of base salary and an annual cash bonus opportunity) at risk and tied to the Company's annual performance

✓
Our long-term incentive plans have been designed to reward and retain our valuable management, align the interest of management with our stockholders and incentivize long-term performance. Our cash and equity incentive awards are fully “at risk”, earned based on achievement of performance goals that are aligned with our business plan.

✓
We use grants of restricted stock in connection with the Company's long-term incentive plans rather than stock options because, in the opinion of the Compensation Committee, actual shares more closely aligns the interests of our named executive officers and our employees with the interests of our stockholders, and causes them to be more careful with risk.

✓	We conduct an annual say-on-pay vote.
✓	We seek input from, listen to and respond to stockholders.
✓
We have adopted a clawback policy to prevent executive officers involved in certain wrongful conduct from unjustly benefiting from such conduct, and to remove the financial incentives to engage in such conduct.

✓	We utilize robust stock ownership guidelines for executive officers and directors.
✓
We strictly prohibit our executive officers from "short sales," hedging and other monetization transactions (such as zero-cost collars and forward sale contracts), holding the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans.

✓	The Compensation Committee retains an independent compensation consultant.

What We Do Not Do
✗	We do not provide supplemental executive retirement benefits.
✗	We do not provide gross-up tax payments for our named executive officers.
✗	We do not provide guaranteed bonuses.
✗	We do not provide grants of restricted shares or options that vest simply based on the passage of time.

Compensation decisions and other details are discussed in greater detail in the remainder of this Compensation Discussion & Analysis.

Executive Compensation Program Philosophy, Objectives and Process

Philosophy and Objectives

The Compensation Committee has structured our executive compensation program to take into account our unique business model, leveraged headcount and location.

The goals of our executive compensation established by the Compensation Committee are fourfold:

•	Structure our compensation plans to effectively motivate our management to achieve the stated goals of the Company and to perform in a manner that maximizes stockholder value.

•
Offer executive compensation programs that are competitive in the marketplace to enable us to recruit high-quality candidates for senior leadership positions and to retain these executive officers through appropriate base compensation, equity and cash awards and incentives.

•
Strike a balance of short-term and long-term incentives tied to our named executive officers' individual performance and their contribution to our annual and long-term company-wide goals and objectives.

•	Align the interests of our named executive officers and stockholders through the use of equity incentives, performance metrics and stock ownership requirements.

Our business mission is to enhance stockholder value by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. Because these goals are accomplished over both the short- and long-term, the Compensation Committee has established a compensation program that utilizes a mix of annual and long-term incentives to assure that management and employees are focused on attainment of the Company's corporate goals. The Compensation Committee has not employed any specific policies for allocating compensation between annual and long-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation; although it reviews the mix with its independent consultant on an annual basis.

The Compensation Committee structures our executive compensation program in a manner that it believes does not promote inappropriate risk taking by our executive officers, and encourages them to take a balanced approach, focused on achieving our corporate goals and enhancing stockholder return. A more complete discussion regarding the risk assessment process can be found at "Risk Assessment of Compensation Policies" above.

Process

When making executive compensation program decisions, the Compensation Committee reviews: (i) the Company's competitive market compensation data, (ii) our performance against our corporate goals and objectives, (iii) our performance relative to our comparator companies, (iv) individual officer qualifications and performance based on specified performance metrics, and (v) the unique circumstances of the Company. To accomplish these reviews, the Compensation Committee engaged Board Advisory, an independent compensation consultant, to provide advice on competitive market practice and recommendations for structuring our named executive officers' compensation for fiscal year 2016. In addition, we engaged a third party corporate governance consultant to provide market performance and performance metric data for fiscal year 2015 for the Compensation Committee's fiscal year 2016 compensation decisions.

Comparator Companies

Due to the Company's unique business model and circumstances, the Compensation Committee has found it difficult to establish an appropriate group of peer companies for the purposes of evaluating our compensation practices. While our historical business is firmly rooted in the healthcare industry, our shift in focus towards also acquiring and managing a broader array of income generating assets has characteristics customarily associated with the asset management and financial services industries. However, the Compensation Committee determined there was a lack of public companies in the asset management and financial service industries with similar revenues and size to the Company. The Compensation Committee, in consultation with Board Advisory, has determined that companies in the healthcare industry remain the most appropriate peers for executive compensation comparison purposes because (i) all of our income generating assets are derived from the healthcare industry and (ii) it is the sector from which we primarily draw our management. The Compensation Committee also reviewed a peer group proposed by a third party corporate governance consultant. To that end, in September 2015, the Compensation Committee directed Board Advisory to analyze companies in the healthcare industry with the same GICS code and revenues between $200 million and approximately $1 billion to recommend a peer group for purposes of analyzing the Company’s compensation practices.

The list of comparator companies is reviewed and updated annually as the previous year's companies may no longer fit the most appropriate parameters for the Company. Certain of the comparator companies approved in December of 2015 for 2016 compensation decisions (Cepheid, Medivation, Inc. and Sagent Pharmaceuticals, Inc.) have since been acquired and/or no longer exist as independent companies. The list of comparator companies was selected based in part on the Company’s size in terms of market capitalization and revenues based on information available to the Compensation Committee in December 2015. The following list of comparator companies for 2016 compensation decisions demonstrates the Compensation Committee's focus on selecting companies relatively similar in industry sector and size (after taking into account that the Company is unique in its business model and circumstances):

Acorda Therapeutics, Inc. Akorn, Inc. Alkermes plc BioMarin Pharmaceutical Inc. Depomed, Inc.	Emergent BioSolutions Inc. Genomic Health, Inc. Horizon Pharma plc Impax Laboratories, Inc. Incyte Corporation	Jazz Pharmaceuticals plc Myriad Genetics, Inc. Seattle Genetics, Inc. The Medicines Company Vertex Pharmaceuticals Inc.

Competitive Market Data

The Compensation Committee reviewed the resulting competitive market compensation data prepared by Board Advisory from the list of comparator companies. The Compensation Committee determined that, in order to attract the executive talent necessary to lead the Company, target total direct compensation (comprised of base salary, annual bonus opportunity and long-term incentive opportunity) should be near or at the 50th percentile of the comparator companies.

Qualifications and Unique Company Existence

In addition to analyzing market compensation and performance data, the Compensation Committee considers each individual's qualifications, experience and contribution to the Company when making compensation decisions, as well as our unique business model, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding our headquarters and the fact that we require our named executive officers to be located proximate to our headquarters in Nevada.

No Delegation of Compensation Decisions

The Compensation Committee has not delegated any of its exclusive power to determine matters of executive compensation and benefits. Our chief executive officer and an independent compensation consultant assist the Compensation Committee by presenting proposals and recommendations to the Compensation Committee, information on the Company and individual performance of our named executive officers and management's perspective and recommendations on compensation matters (our chief executive officer recuses himself from that portion of the Compensation Committee meetings involving deliberation and decision-making pertaining to his own compensation). The Compensation Committee reports to the Board on the major items covered at each Compensation Committee meeting.

Compensation Program Elements

The annual compensation payable to our named executive officers is comprised of four primary elements which are designed together to motivate our named executive officers to achieve our strategic goals. These four elements are: (i) base salary, (ii) annual cash bonus, (iii) long-term incentive compensation and (iv) employee benefits.

In addition, we provide other limited perquisites, benefits and severance, but such perquisites and benefits, other than a housing allowance provided to a limited number of employees, are generally available to all of our employees on the same terms as to our named executive officers.

Each element, and why we pay it, is discussed below.

Base Salary

Base salary is the fundamental, fixed element of our named executive officers' compensation and the foundation for each named executive officer's total compensation.

In order to attract the executive talent necessary to lead the Company, the Compensation Committee believes that base salary should be near or at the 50th percentile of similar-sized companies within the healthcare industry and should be based on an individual's qualifications, experience and contribution to the Company.

Base salaries are reviewed annually and may be adjusted by the Compensation Committee taking into account the individual performance of the named executive officer as well as that of the Company as a whole.

For fiscal year 2016, the Compensation Committee reviewed the base salary and performance of each of our named executive officers, the performance of the Company and Board Advisory’s analysis and summary of the market practice of the comparator companies. At the request of the Compensation Committee, Board Advisory analyzed (i) the compensation levels of the comparator companies referenced above and (ii) the 2015 Radford Global Life Sciences Survey for companies with annual revenues in a range between $220 million and $1.4 billion (the “2015 Radford Compensation Survey”). The Compensation Committee determined that the base salaries of certain of our named executive officers for 2015 (Messrs. Garcia, Hart and Pietzke) were near or at the 50th percentile of the Company’s comparator companies and according to the 2015 Radford Compensation Survey. Based on this review, the Compensation Committee determined to increase the base salaries of these named executive officers solely by an equivalent cost-of-living adjustment (3.0%) for 2016. For Messrs. McLaughlin and Stone, the Compensation Committee determined that their 2015 compensation was slightly below the 50th percentile according to the analysis performed by Board Advisory. Based on this review, the Compensation Committee determined to increase Mr. McLaughlin’s salary by 5.5% (in addition to the cost-of-living adjustment) and Mr. Stone’s salary by 4.5% (in addition to the cost-of-living adjustment).

The fiscal year 2016 base salaries for our named executive officers are set forth in the table below:

Name	Title	2016 Base Salary	% Increase from 2015 Base Salary
John P. McLaughlin	President and Chief Executive Officer	$800,065	8.5%
Christopher Stone	Vice President, General Counsel and Secretary	$460,350	7.5%
Peter Garcia	Vice President and Chief Financial Officer	$430,301	3.0%
Danny Hart	Vice President, Business Development	$381,924	3.0%
Steffen Pietzke	Controller and Chief Accounting Officer	$267,800	3.0%

 Annual Cash Bonus

The second component of our named executive officers' total compensation is the annual cash bonus. The annual cash bonus is intended to encourage high levels of individual and Company performance by rewarding our named executive officers for their individual contributions and our overall performance during the year.

As discussed above, in order to attract the executive talent necessary to lead the Company, the Compensation Committee has determined that total compensation should be near or at the 50th percentile of other similar-sized companies within the healthcare industry and should be based on an individual's qualifications and experience. Furthermore, the Compensation Committee believes that a significant portion of a named executive officer's compensation should be based on Company and individual performance. As a result, we provide our named executive officers with an annual cash bonus opportunity that can be earned based on achievement of certain predetermined corporate and, in the case of our named executive officers other than our chief executive officer, individual performance goals.

Fiscal Year 2016 Annual Bonus Evaluation

For fiscal year 2016, the Compensation Committee established the 2016 Annual Bonus Plan. The 2016 Annual Bonus Plan is composed of cash compensation that is entirely at risk, depending on performance. In the event of underperformance, the Compensation Committee may elect to award no bonus. In the event of performance that exceeds the Compensation Committee's performance expectations, the bonus amount is capped at a maximum of 200% of the target amount.

As part of the 2016 Annual Bonus Plan, the Compensation Committee reviewed and approved the Company's corporate goals for 2016 and the individual goals for our named executive officers, as well as the weighting of corporate and individual goals in determining their bonuses for fiscal year 2016.

In determining the appropriate ratio of corporate goals and individual goals for measuring overall performance, the Compensation Committee has determined that our chief executive officer's performance should be measured solely on the basis of the Company's overall performance with respect to corporate goals. With respect to the other named executive officers, the Compensation Committee has determined that the ratio should be heavily skewed toward the attainment of the corporate goals, but also recognized that, in a company with a small staff such as the Company, some weight should be accorded to the attainment of individual goals because the individual goals contribute toward attainment of the corporate goals.

In connection with the annual cash bonus, the Compensation Committee reviewed the target bonus (as a percentage of base salary) of each named executive officer and Board Advisory’s analysis and summary of the market practice of the comparator companies. In January of 2016, the Compensation Committee determined that the target bonus percentages of Messrs. McLaughlin, Stone, Garcia, Hart and Pietzke were near or at the 50th percentile of its comparator companies as well as those covered by the 2015 Radford Survey, and accordingly, the Compensation Committee made no changes to their target and maximum bonus percentages.

The target and maximum bonus (as a percentage of base salary) and the ratio of corporate to individual goals for each named executive officer are set forth in the table below:

Name	Title	2015 Target Bonus	2016 Target Bonus	2016 Maximum Bonus	Ratio of 2016 Corporate Goals/ 2016 Individual Goals
John P. McLaughlin	President and Chief Executive Officer	100%	100%	200%	100%/0%
Christopher Stone	Vice President, General Counsel and Secretary	50%	75%	150%	75%/25%
Peter Garcia	Vice President and Chief Financial Officer	50%	75%	150%	75%/25%
Danny Hart	Vice President, Business Development	50%	75%	150%	75%/25%
Steffen Pietzke	Controller and Chief Accounting Officer	45%	45%	90%	60%/40%

Corporate Goals

Our corporate goals for 2016 and the relative weight ascribed to them are set forth in the table below:

2016 Corporate Goal	Weight
Business Development
Acquisition of Income Generating Assets of at least $200 million	35%
Management of Income Generating Assets	30%
Financing and Management of Tax Matters	35%
Total	100%

At the time the Compensation Committee set the goals for 2016, the Compensation Committee believed that each of the 2016 annual bonus plan goals was achievable, but only with significant effort. The Compensation Committee monitored the achievement of the 2016 corporate goals throughout the year.

Individual Goals

Christopher Stone

Goals for 2016 for Christopher Stone, our Vice President, General Counsel and Secretary, included: (i) effectively manage intellectual property and legal diligence for asset acquisitions, (ii) participate in loan documentation, and participate heavily in royalty acquisition negotiation and documentation, (iii) assist in effective management of audits, (iv) effectively manage investment company regulation matters, (v) provide legal support for potential acquisitions, (vi) effectively manage patent litigation with Merck, (vii) effectively manage the Wellstat Diagnostics loan, (viii) manage and develop the legal department with regard to efficiency and risk management processes and ensuring appropriate staffing and skills given the changing nature of the company, and (ix) effectively manage new disputes and litigation matters. A specific value was not attached to each goal.

Peter Garcia

Goals for 2016 for Peter Garcia, our Vice President and Chief Financial Officer, included: (i) effectively manage finance department, (ii) monitor financial markets and evaluate debt financing opportunities, (iii) manage tax returns and audits to successful resolution, (iv) assist in evaluation and analysis of income generating assets, including the addition of internal reporting tools, (v) work with the Board and senior management to develop an acquisition plan that includes compatible acquisition targets or revenue models, (vi) effectively manage and coordinate financial and Sarbanes-Oxley compliance and quarterly reviews with auditors, (vii) continue to meet SEC filing requirements, with reliable and timely filings and no restatements, (viii) maintain and manage the Company’s investments and ensure compliance with debt and other potential financing requirements, (ix) maintain an active consultative relationship with auditors, tax preparers and other third-party service providers to ensure timely responses and proper risk mitigation, (x) implement enterprise risk mana gement program and update audit committee, (xi) work with outside tax advisors to investigate corporate structures to reduce the Company’s federal tax burden and (xii) create a sustainable investor relations program including adding at least one research analyst and planning and completing at least one non-deal roadshow during 2016. A specific value was not attached to each goal.

Danny Hart

Goals for 2016 for Danny Hart, our Vice President, Business Development, included: (i) identification of potential income generating assets in the pharmaceutical, biopharmaceutical, medtech and medical device industry, (ii) identification of potential income generating assets within universities, (iii) prepare written materials related to the investigation, evaluation, research and opinions of potential income generating assets, (iv) review and prepare financial models of revenue forecasts for income generating assets, (v) attendance at two medical panels on differing areas of clinical practice of potential relevance to the Company’s transaction activities, (vi) structure and negotiate terms of investments in potential income generating assets, (vii) manage and track existing income generating assets for which he is designated as the lead, (viii) manage business development subordinates and (ix) work with business development team to close one non-US royalty or debt transaction. A specific value was not attached to each goal.

Steffen Pietzke

Goals for 2016 for Steffen Pietzke, our Controller and Chief Accounting Officer, included: (i) ensure timely and accurate SEC filings and maintain active NASDAQ listing, (ii) evaluate, research and document proper accounting treatment for new income generating assets and financing transactions (including early conversions) and insure their proper integration into the Company’s accounting records, (iii) effectively manage discussion with Securities and Exchange Commission on the appropriate accounting treatment for income generating assets; (iv) maintain an active consultative relationship with auditors, tax preparers and other 3rd party service providers to ensure timely responses and proper risk mitigation, (v) effectively manage and coordinate financial and Sarbanes-Oxley audits and quarterly reviews with external auditors, (vi) manage Federal and state tax returns and audits; work to resolve audits to successful outcome, (vii) assist in analysis of income generating assets, (viii) assist in monitoring performance of income generating assets; develop a quarterly internal reporting system to measure performance, (ix) oversee payroll processing and 401(k) reporting and compliance and (x) maintain active CPA designation, including attending seminars and conferences related to financial instrument accounting. A specific value was not attached to each goal.

2016 Performance Evaluations and Bonus Amounts

The 2016 Annual Bonus Plan requires that our chief executive officer conduct the performance reviews of our other named executive officers, which are then reviewed by the Compensation Committee. Following these assessments, the Compensation Committee determines the attainment percent of the goals for our other named executive officers. The Compensation Committee is responsible for evaluating our chief executive officer's performance.

In December 2016, the Compensation Committee evaluated the Company's performance against the 2016 corporate goals. The Compensation Committee determined that 75% of the 2016 corporate goals established for the 2016 Annual Bonus Plan had been achieved. The Compensation Committee based its decision on the following factors:

•
“Business Development - Acquisition of Income Generating Assets”. The Company entered into agreements for $259.0 million in new transaction commitments during 2016, including the acquisition of its first specialty pharmaceutical products through its equity investments in Noden Pharma. The corporate goal was $200.0 million for 2016. In light of the amount committed significantly exceeding the goal, the Committee concluded that the Company had performed at a level of 45% versus the target level of 35%.

•
“Business Development - Management of Income Generating Assets”. The Company effectively managed most of its existing income generating assets. However, the Company was forced to foreclose on its Direct Flow Medical loan investment after they failed to secure additional financing during 2016. In light of such factors, the Committee concluded that the Company had performed at a level of 15% versus the target level of 30%.

•
“Financing and Financial Matters”. The Company issued $150.0 million in convertible senior notes in 2016, using a portion of the proceeds to repurchase approximately $120.0 million of its existing convertible senior notes due in 2018. The corporate goal was to effectively optimize the Company’s capital structure as well as to continue to appropriately address tax compliance and examinations on Company income tax matters. Despite the successful issuance of new convertible notes, the Compensation Committee noted that the Company was not able to repurchase as much of the existing convertible senior notes due in 2018 as it had wished. The Compensation Committee concluded that the Company had performed at a level of 25% versus the target level of 35%.

•
Negative Discretion. Despite a scoring of 85% on the corporate goals referenced above, the Compensation Committee exercised its discretion to reduce the scoring by 10% (resulting in the 75% score) in acknowledgement of the Company’s poor stock performance over the year.

The Compensation Committee then reviewed the individual 2016 performance of each of the Company's named executive officers and, specifically, their level of achievement of the individual goals established for them at the beginning of 2015, their management and leadership, their professional contributions and their technical and organizational contributions. Based on its review, the Compensation Committee determined that:

•	Mr. McLaughlin, because his bonus was based solely upon the achievement of corporate goals under the 2016 Annual Bonus Plan with no individual goals component, would receive 75% of the target amount;

•
Mr. Stone achieved all of his individual goals in 2016 and that, combined with his continued superior performance and contribution in 2016, resulted in Mr. Stone achieving his individual goals for the 2015 Annual Bonus Plan at 125%;

•
Mr. Garcia achieved all of his individual goals in 2016 and that, combined with his continued superior performance and contribution in 2016, resulted in Mr. Garcia achieving his individual goals for the 2016 Annual Bonus Plan at 125%;

•
Mr. Hart achieved all of his individual goals in 2016 and that, combined with his continued superior performance and contribution to the Company in 2016, resulted in Mr. Hart achieving his individual goals for the 2016 Annual Bonus Plan at 125%; and

•
Mr. Pietzke achieved all of his individual goals in 2016 and that, combined with his continued strong performance and contribution to the Company in 2016, resulted in Mr. Pietzke achieving his individual goals for the 2016 Annual Bonus Plan at 120%.

Following this review, the Compensation Committee approved bonus payments to each of our named executive officers based on the above determinations:

Name	Title	2016 Annual Bonus Plan Bonus
John P. McLaughlin	President and Chief Executive Officer	$600,049
Christopher Stone	Vice President, General Counsel and Secretary	$302,105
Peter Garcia	Vice President and Chief Financial Officer	$282,385
Danny Hart	Vice President, Business Development	$250,638
Steffen Pietzke	Controller and Chief Accounting Officer	$112,074

Long-Term Incentive

The third component of our compensation strategy is long-term incentive plans. In 2016, the Compensation Committee determined that it would be in the best interest of the Company and our stockholders to formulate a plan that would provide for a five-year performance period to appropriately align the performance period with our long-term growth, similar to the long-term incentive plans of the previous two years. Under the 2016/20 LTIP, 50% of the long-term incentives will be eligible to vest after a two-year performance period in December of the year following the year in which it was adopted (December 2017), with the remaining 50% eligible to vest in equal percentages of 16.67% in December of the third, fourth and fifth years of the five-year performance period. The performance goals under the 2016/20 LTIP during the first two years of the five-year performance period are generally based on the acquisition or deployment of income-generating assets, and the performance goals for the remaining three years of the five-year performance period are generally based on the quality and return on those acquired assets.

Staggered Plans Promote Retention

The purpose of our long-term incentive plans is to enhance stockholder return over the long-term, through promotion of long-term corporate goals and retention of the Company's management team. The Compensation Committee recognizes that continuity of a management team is critical to corporate success and, therefore, it is in the Company's best interest to retain certain key members of management. The Compensation Committee has determined that the use of staggered plans increases the effectiveness over time of the retention component of the long-term incentive plans. Rather than implement a single plan that vests at the end of a certain number of years, the Compensation Committee staggers multiple long-term incentive plans that vest in portions according to the respective plans. The result is that when a portion of one long-term incentive plan vests, our named executive officers remain at different points in vesting under the other, staggered plans.

For example, effective January 1, 2015, the Compensation Committee adopted the 2015/19 LTIP, 50% of which vested in December 2016 and the remaining portion of which will vest ratably in December of 2017, 2018 and 2019. Effective January 1, 2016, the Compensation Committee adopted the 2016/20 LTIP, 50% of which will vest in December 2017, with the remaining portions vesting ratably in December of 2018, 2019 and 2020.

Performance Goals Aligned with Attaining Long-term Value for Stockholders

Beginning with the long-term incentive plan adopted in 2013 (the 2013/14 LTIP), all payments under the Company's long-term incentive plans are performance-based and at risk of non-payment in the event of underperformance. No awards are subject solely to time-based vesting. Performance goals are selected by the Compensation Committee as objective goals most likely to increase stockholder return during the life of the plan. Under the last three long-term incentive plans (including the 2016/20 LTIP), the performance goals are divided between an initial performance goal for the two-year period prior to the first vesting date and subsequent performance goals for the subsequent vesting periods under the plans.

As discussed above, the initial performance goal for the 2016/20 LTIP for the portion that may vest in December 2017 relates to the acquisition of a minimum amount of income generating assets. The subsequent performance goals for the portions that may vest thereafter test the performance of those income generating assets as measured by the amount of cash flows generated in such vesting periods compared to their forecasted performance. By structuring the plan as such, the Compensation Committee’s intent is to set performance goals under the 2016/20 LTIP of (i) acquiring income generating assets in the initial two-year vesting period that provide sufficient cash flows to the Company and (ii) testing the quality of those income generating assets in the subsequent vesting periods, in each case to incentive management to make decisions that continue to return value to its stockholders over the term of the plan. By doing so, the Compensation Committee’s desire is to align the performance goals with the goal of the Company to maximize value for its stockholders over the five-year performance period of the plan.

Plan Components

Under the long-term incentive plans, each named executive officer is eligible for awards consisting of (i) restricted stock and (ii) a cash payment. The Compensation Committee designed the long-term incentive plans to consist of a mix of 70% cash and 30% restricted stock. In determining the appropriate mix of cash and non-cash awards for the 2014/18 LTIP, 2015/19 LTIP and 2016/20 LTIP, the Compensation Committee determined that it was important to include a significant cash component because: (i) it minimizes dilution to our stockholders and (ii) in the event of a transaction that resulted in a change in control and the loss of employment for some or all of our named executive officers, the cash component would provide more certain financial support in the likely event that the officers are terminated following such a transaction. The equity component seeks to align management's interest with the interests of our stockholders by ensuring that: (i) only transactions on terms attractive to equity holders are implemented and (ii) management is incentivized to continue our long-term growth objective for the purpose of providing valuable returns to our stockholders. The shares of restricted stock are granted at the beginning of the five-year performance period based on the participant’s target award.

Subject to the acceleration provisions set forth in the severance agreements of our named executive officers and the long-term incentive plans described below, each cash award and restricted stock award vests at the times specified in each plan, provided that the named executive officer remains employed by the Company through such date. Under the 2014/18, 2015/19 LTIP and 2016/20 LTIPs, in addition to remaining employed by the Company through the applicable vesting dates, the Company must meet minimum performance goals described above over the applicable performance periods for the restricted stock and cash awards to vest and/or be paid. Payment of the cash payment under the long-term incentive plans will be made on or as soon as practicable after the applicable vesting dates.

Dividend payments and other distributions made on the restricted stock during the vesting periods of the restricted stock will accrue through the vesting periods and will be paid, plus interest, to the named executive officer upon vesting of the restricted stock award. If the minimum performance goals for the long-term incentive plan’s restricted stock awards are not met, the accrued dividend payments and other distributions will be forfeited. The Company believes it is important to incentivize the executives to work towards a change in control of the Company in the event the Board of Directors decides to pursue a sale. Accordingly, in the event of a change in control, the long-term incentive plans direct that vesting of the restricted stock award, including any accrued but unpaid dividends or other distributions, plus interest, and the target cash payment, including any adjustments earned on the target cash payment, will accelerate and be paid in connection with the change in control.

2014/18 LTIP Payments in 2016

With the 2014/18 LTIP, all payments under such plan are performance based and at risk of non-payment in the event of underperformance.  The performance goal with respect to the vesting of 16.67% of the 2014/18 LTIP award on December 12, 2016, the third year of the five-year performance period, was that the aggregate cash generated by the income generating assets acquired over the initial two calendar-year performance period of the plan be least 75% of the amount projected for such assets.

In December 2016, the Compensation Committee reviewed the Company's performance against this goal for the 2016 performance period. The Compensation Committee determined that the performance goal had been met in recognition that the Company had received $84.0 million in cash in 2016 from the income generating assets acquired during 2014 and 2015. The amount of cash originally projected to be received in 2016 from such assets was $52 million. The performance goals for the remaining performance periods of the 2014/18 LTIP will similarly measure the quality of the income generating assets. The Board subsequently ratified the Compensation Committee's awards and, upon vesting, our named executive officers received the awards set forth in the table below for the 2016 vesting period of the 2014/18 LTIP:

Name	Title	Target Cash	Cash Awarded	Target Value of Restricted Stock Award(1)	Target Number of Shares Underlying Restricted Stock Award(2)	Number of Shares Vested under Restricted Stock Award
John P. McLaughlin	President and Chief Executive Officer	$381,334	$381,334	$163,429	19,962	19,962
Christopher Stone	Vice President, General Counsel and Secretary	$97,724	$97,724	$41,882	5,116	5,116
Peter Garcia	Vice President and Chief Financial Officer	$96,948	$96,948	$41,549	5,075	5,075
Danny Hart	Vice President, Business Development	$78,435	$78,435	$33,615	4,375	4,375
Steffen Pietzke(3)	Controller and Chief Accounting Officer	$—	$—	$—	—	—

(1)
Target Value of Restricted Stock Award is the value of the restricted stock on the date granted assuming 100% of the award is achieved. The realized value of such restricted stock may be more or less based on (i) the value of the restricted stock when it actually vests over the life of the 2014/18 LTIP and (ii) the number of shares that actually vest.

(2)
For Messrs. McLaughlin, Stone and Garcia, and for the initial grant of $33,751 in restricted stock to Mr. Hart, a price of $8.22 per share was used to determine the number of shares granted in 2014, which reflected the closing price of the Company’s shares on April 10, 2014, as per the terms of the 2014/18 LTIP applicable to officers employed as of the beginning of the year. For the subsequent grant of $2,504 in restricted stock to Mr. Hart based on his promotion in 2014, a price of $9.31 per share was used, reflecting the closing price of the Company’s shares on May 28, 2014, as per the terms of his promotion.

(3)	Mr. Pietzke was not eligible to receive payment under the 2014/18 LTIP because he joined the Company after eligibility under the plan expired.

2015/19 LTIP Payments

Similar to the 2014/18 LTIP, all payments under the 2015/19 LTIP are performance based and at risk of non-payment in the event of underperformance. Any adjustment in amounts with respect to achievement of the performance goals is determined by the Compensation Committee, in its sole discretion. The performance goal with respect to the vesting of 50% of the 2015/19 LTIP award on December 12, 2016 was the deployment of $500 million in the acquisition of income generating assets over the initial two calendar-year performance period of 2015 and 2016.

In December 2016, the Compensation Committee reviewed the Company's performance against the 2015/19 LTIP performance goal for the initial performance period of 2015 and 2016 and determined that the 2015/19 LTIP award for such period should be awarded at 92%. The Compensation Committee, in its sole discretion, determines any award under the 2015/19 LTIP by measuring performance against the stated goal, as well as assessing the difficulty of attaining the specified performance goal. The Compensation Committee arrived at 92% in recognition that the Company had achieved the acquisition of income generating assets and new loans for existing investments with an aggregate value of approximately $462 million, which represents 92% of the goal of $500 million during the initial two-year performance period. The performance goals for the remaining performance periods of the 2015/19 LTIP will measure the quality of the income generating assets, which pursuant to the plan, must produce cash flows of at least 80% of the projections the Company used at the time such acquisitions were consummated. The Board subsequently ratified the Compensation Committee's awards and, upon vesting, our named executive officers received the awards set forth in the table below for the initial two-year performance period of the 2015/19 LTIP:

Name	Title	Target Cash	Cash Awarded	Target Value of Restricted Stock Award(1)	Target Number of Shares Underlying Restricted Stock Award(2)	Number of Shares Vested under Restricted Stock Award
John P. McLaughlin	President and Chief Executive Officer	$1,148,595	$1,056,707	$492,255	64,601	59,433
Christopher Stone	Vice President, General Counsel and Secretary	$382,655	$352,043	$163,995	24,200	22,266
Peter Garcia	Vice President and Chief Financial Officer	$379,615	$349,245	$162,692	24,008	22,090
Danny Hart	Vice President, Business Development	$355,250	$326,830	$152,250	23,060	21,217
Steffen Pietzke	Controller and Chief Accounting Officer	$116,960	$107,578	$50,127	8,294	7,631

(1)
Target Value of Restricted Stock Award is the value of the restricted stock on the date granted assuming 100% of the award is achieved. The realized value of such restricted stock may be more or less based on (i) the value of the restricted stock when it actually vests over the life of the 2015/19 LTIP and (ii) the number of shares that actually vest.

(2)
For Messrs. McLaughlin, Stone, Garcia, and Hart, a price of $7.62 per share was used to determine the initial number of shares granted, which reflected the closing price of the Company’s shares on January 28, 2015 per the terms of the 2015/19 LTIP. For Mr. Pietzke, a price of $6.18 per share was used to determine the initial number of shares granted, which reflected the closing price of the Company’s shares on July 6, 2015 per the terms of his employment offer. For the subsequent grant of $75,690 in restricted stock to Mr. Stone, $75,089 in restricted stock to Mr. Garcia, $87,000 in restricted stock to Mr. Hart and $9,113 in restricted stock to Mr. Pietzke, a price of $4.95 per share was used, reflecting the closing price of the Company’s shares on September 29, 2015, as per the terms of each such officer’s retention bonus. The retention bonuses were awarded by the Compensation Committee in September 2015 in light of concerns about retaining management beyond 2015 given the transitional phase of the Company and dramatic decrease in revenue expected after the first quarter of 2016.

Employee Benefits

The final component of the Company's compensation strategy is the inclusion of certain employee benefits. We provide our employees, including our named executive officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which provides for a Company matching contribution up to certain limits. The costs of our insurance coverage benefits are largely borne by us; however, employees pay portions of the premiums for some of these benefits. We think that these benefits are of the type customarily offered to employees by our peer group and in our industry.

This element of compensation is intended to provide assurance of financial support in the event of illness or injury and encourage retirement savings through a 401(k) plan.

All Other Compensation

Due to the Company's unique business model, the difficulty in locating experienced and qualified executive officer candidates in the remote area surrounding the Company's headquarters and the fact that we require our named executive officers to be located proximate to the Company's headquarters in Nevada, the Compensation Committee decided to provide housing assistance to Mr. Garcia ($4,000 per month), Mr. Hart ($2,500 per month) and Mr. Pietzke ($2,500 per month) for 2016. We generally do not offer any other perquisites to our named executive officers.

Severance Benefits

In May 2011, the Board authorized the Company to enter into severance agreements with each of its named executive officers that provide for certain compensation, benefits and accelerated vesting rights if the named executive officer's employment is terminated without "cause" or should he or she resign for "good reason," as those terms are defined in the applicable severance agreement.

Specifically, each severance agreement provides that, upon termination of the named executive officer's employment without cause or his or her resignation for good reason, the named executive officer will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits: (i) a percentage of the named executive officer's annual base salary, (ii) a percentage of the named executive officer's target annual bonus for the year in which the separation occurs, (iii) payment of the named executive officer's Consolidated Omnibus Budget Reconciliation Act (COBRA) premiums, if any, for a certain number of months, (iv) acceleration of vesting of a pro-rated amount of the restricted stock awards granted pursuant to any outstanding long-term incentive plan, (v) payment of any accrued but unpaid dividends or other distributions, plus interest, paid on the restricted stock awards that are accelerated pursuant to clause (iv) and (vi) payment of a pro-rated amount of the named executive officer's target cash payment that the named executive officer is eligible to earn under any outstanding long-term incentive plan. Any severance payments under a severance agreement will be paid in a lump sum within five days after the effective date of the named executive officer's release of claims.

The Company adopted the severance agreements in recognition of the need to attract and retain a talented management team to a unique location. The Board determined the amount of severance benefits for each of our named executive officers upon recommendation of the Compensation Committee, which, in consultation with its former compensation consultant, Setren, Smallberg & Associates, Inc., determined the recommended amounts based on the 50th percentile of its comparator companies' practices.

A calculation of these severance benefits can be found at “Executive Officer Compensation-Potential Payments upon Termination or Change in Control" below.

Other Executive Compensation Matters

Stock Ownership Guidelines

The Board has determined that ownership of our common stock by our officers promotes a focus on long-term growth and aligns the interests of our officers with those of our stockholders. As a result, the Board adopted stock ownership guidelines stating that our chief executive officer and our other five most-highly-compensated officers (based on annual base salary), should maintain certain minimum ownership levels of our common stock.

In 2016, our stock ownership guidelines require the following levels of ownership among our named executive officers:

•
Our chief executive officer, chief financial officer and general counsel should own shares of common stock with a value of at least such executive officer's annual base salary not later than five years after the date the person is initially appointed to such position; and

•
Our other executive officers should own shares of common stock with a value of at least one-half such executive officer's annual base salary not later than five years after the date the person is initially appointed to such position.

The Board carefully evaluated market practices among its comparator companies and compensation standards set by independent third parties when setting the ownership levels by our named executive officers. The Board determined that the amounts are near or at the 50th percentile of its comparator companies and further determined that the levels are appropriate after considering that the Company uses only restricted stock awards as its equity compensation component, thereby resulting in far fewer shares granted to our named executive officers than is typical at most companies where stock options are granted.

As of December 31, 2016, all of our named executive officers were in compliance with this requirement.

In April 2017, the Board revised the stock ownership guidelines as they apply to our chief executive officer. The Board increased the ownership threshold applicable to our chief executive officer from a number of shares of common stock with a value equal to at least his or her annual base salary to a number of shares of common stock with a value equal to at least three times his or her annual base salary. No other changes to the guidelines were made.

The Board is permitted, in its discretion, to waive the application of our stock ownership guidelines to any covered individual if it determines that, as a result of the individual's personal circumstances, application of our stock ownership guidelines would result in a hardship.

Hedging and Pledging Prohibition

Our Trading Compliance Policy strictly prohibits our executive officers from "short sales," hedging and monetization transactions (such as zero-cost collars and forward sale contracts), which allow a party to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, holding the Company’s securities in margin accounts and pledging the Company’s securities as collateral for loans. "Short sales," which are sales of shares of common stock by a person who does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline. We prohibit our officers from entering into "short sales" because such transactions signal to the market that such officer has no confidence in us or our short-term prospects and may reduce such officer's incentive to improve our performance.

In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in "short sales."

Consideration of the Stockholders' Advisory Vote on Compensation

Our current policy is to hold an annual advisory vote on executive compensation. Our Board and our Compensation Committee value the opinions of our stockholders, and we believe that it is important for our stockholders to have an opportunity to vote on this proposal annually, which is consistent with the frequency preferred by our stockholders. This year, we are submitting to our stockholders the opportunity to vote for the second time on the preferred frequency with which we hold advisory votes on executive compensation.

At the Company's annual meeting of stockholders held in June 2016, an overwhelming majority of the votes cast on the say-on-pay proposal were cast in favor of the proposal. In reviewing our executive compensation program, the Compensation Committee considered, among other things, the 2016 vote results and other feedback we received from stockholders. After careful consideration, the Compensation Committee did not alter the structure of the executive compensation program as a result of the 2016 vote results.

Clawback Policy

In January 2013, the Board adopted a policy for recoupment of incentive compensation, or the clawback policy. The Board adopted the clawback policy to prevent executive officers involved in certain wrongful conduct from unjustly benefiting from that conduct, and to remove the financial incentives to engage in such conduct. The clawback policy generally requires an executive officer who is involved in wrongful conduct that results in a restatement of the Company's financial statements to repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. Incentive compensation includes bonuses or awards under the Company's annual cash bonus plans, long-term incentive plans and equity incentive plans.

The Board intends to review the clawback policy for compliance with the Securities and Exchange Commission's final rules related to compensation recovery, when such rules are adopted.

Tax and Accounting Considerations

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to the Company and to our executive officers. However, to maintain maximum flexibility in designing compensation programs, the Compensation Committee will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the Compensation Committee considers the provisions of Section 162(m) of the Code and related Treasury Department regulations that restrict deductibility for federal income tax purposes of executive compensation paid to our chief executive officer and each of our three other most-highly-compensated executive officers holding office at the end of any year, other than our chief executive officer and other than our chief financial officer, to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The members of the Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m) of the Code. The Compensation Committee has determined that our interests are best served in certain circumstances by providing compensation that does not qualify as performance-based compensation under Section 162(m) of the Code and, accordingly, may grant such compensation that may be subject to the $1,000,000 annual limit on deductibility, including base salary, annual cash bonuses and time-vested restricted stock.

In addition to Section 162(m) of the Code, Sections 280G and 4999 of the Code provide that executive officers, persons who hold significant equity interests and certain other highly-compensated service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of the Company that exceeds certain prescribed limits, and that the Company (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Further, Section 409A of the Code imposes certain additional taxes on service providers who enter into certain deferred compensation arrangements that do not comply with the requirements of Section 409A of the Code. We have not agreed to pay any named executive officer, a "gross-up" or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Section 280G, 4999 or 409A of the Code.

The Compensation Committee also considers the accounting consequences to the Company of different compensation decisions and the impact of certain arrangements on stockholder dilution. However, neither of these factors by themselves will compel a particular compensation decision.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully Submitted By:

The Compensation Committee

Harold Selick, Ph.D. (chairperson)
Paul W. Sandman
Samuel R. Saks, M.D.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

The compensation earned by our chief executive officer, chief financial officer, three other highest compensated executive officers serving as of the end of 2016 (the named executive officers), for the last three fiscal years is set forth in the table below:

Name and Title	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John P. McLaughlin	2016	$800,065	$—	$1,300,000	$2,038,090	(2)	$10,000	(3)	$4,148,155
President and Chief	2015	$737,591	$—	$984,510	$2,134,034		$10,000		$3,866,135
Executive Officer	2014	$716,108	$—	$984,510	$2,359,424		$10,000		$4,070,042

Christopher Stone	2016	$460,350	$—	$327,990	$751,872	(4)	$10,000	(5)	$1,550,212
Vice President, General	2015	$428,233	$—	$327,990	$709,987		$10,000		$1,476,210
Counsel and Secretary	2014	$415,760	$—	$252,300	$1,059,315		$10,000		$1,737,375

Peter Garcia	2016	$430,301	$—	$325,384	$728,578	(6)	$58,000	(7)	$1,542,263
Vice President and Chief	2015	$417,768	$—	$325,384	$694,933		$58,000		$1,496,085
Financial Officer	2014	$405,600	$—	$250,295	$1,000,668		$58,000		$1,714,563

Danny Hart	2016	$381,924	$—	$304,500	$655,903	(8)	$40,000	(9)	$1,382,327
Vice President,	2015	$370,800	$—	$304,500	$611,938		$40,000		$1,327,238
Business Development	2014	$343,075	$—	$217,500	$776,550		$40,000		$1,377,125

Steffen Pietzke	2016	$267,800	$—	$100,254	$219,652	(10)	$40,000	(11)	$627,706
Controller and Chief	2015	$134,924	$—	$100,256	$87,750		$37,754		$360,684
Accounting Officer

(1)
Amounts in this column represent the grant date fair value of restricted stock awards granted in 2016, 2015 and 2014, calculated in accordance with FASB ASC Topic 718. The amounts shown disregard estimated forfeitures. Assumptions used in the calculation of these amounts for awards granted in 2016, 2015 and 2014 are included in Note 15 to the Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 1, 2017. The 2016, 2015 and 2014 restricted stock grants were made in connection with the Company’s adoption of the 2016/20 LTIP, a portion of which will vest in December 2017, the 2015/19 LTIP, 50% of which vested and paid in December 2016, the 2014/18 LTIP, 16.67% of which vested and paid in December 2016 and 50% of which vested and paid in December 2015, and the 2013/14 LTIP that vested and paid in December 2014, respectively.

ely.

(2)
Consists of: (i) payments under the 2016 Annual Bonus Plan - $600,049, (ii) the performance-based cash payment under the 2014/18 LTIP - $381,334 and (iii) the performance-based cash payment under the 2015/19 LTIP - $1,056,707.

(3)	Consists of matching contributions we made to Mr. McLaughlin’s 401(k) plan.

(4)
Consists of: (i) payments under the 2016 Annual Bonus Plan - $302,105, (ii) the performance-based cash payment under the 2014/18 LTIP - $97,724 and (iii) the performance-based cash payment under the 2015/19 LTIP - $352,043.

(5)	Consists of matching contributions we made to Mr. Stone’s 401(k) plan.

(6)
Consists of: (i) payments under the 2016 Annual Bonus Plan - $282,385, (ii) the performance-based cash payment under the 2014/18 LTIP - $96,948 and (iii) the performance-based cash payment under the 2015/19 LTIP - $349,245.

(7)	Consists of: (i) matching contributions we made to Mr. Garcia’s 401(k) plan - $10,000 and (ii) the housing allowance paid to Mr. Garcia - $48,000.

(8)
Consists of: (i) payments under the 2016 Annual Bonus Plan - $250,638, (ii) the performance-based cash payment under the 2014/18 LTIP - $78,435 and (iii) the performance-based cash payment under the 2015/19 LTIP - $326,830.

(9)	Consists of: (i) matching contributions we made to Mr. Hart’s 401(k) plan - $10,000 and (ii) the housing allowance paid to Mr. Hart - $30,000.

(10)
Consists of: (i) payments under the 2016 Annual Bonus Plan - $112,074 and (ii) the performance-based cash payment under the 2015/19 LTIP - $107,578. Mr. Pietzke was not eligible to receive payment under the 2014/18 LTIP because he joined the Company after eligibility under the plan expired.

(11)	Consists of: (i) matching contributions we made to Mr. Pietzke’s 401(k) plan - $10,000 and (ii) the housing allowance paid to Mr. Pietzke - $30,000.

Grants of Plan-Based Awards During 2016

The following table lists each grant of plan-based awards made by PDL during 2016 to our named executive officers:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)		All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
Name	Grant Date	Threshold(3)	Target	Maximum	Threshold(4)	Target
John P. McLaughlin	1/26/2016				—	403,727		$1,300,000
	N/A	—	$800,065	$1,600,130
	N/A	—	$3,000,000	$—
Christopher Stone	1/26/2016				—	101,860		$327,990
	N/A	—	$345,263	$690,525
	N/A	—	$765,310	$—
Peter Garcia	1/26/2016				—	101,051		$325,384
	N/A	—	$322,726	$645,452
	N/A	—	$759,229	$—
Danny Hart	1/26/2016				—	94,565		$304,500
	N/A	—	$286,443	$572,886
	N/A	—	$710,500	$—
Steffen Pietzke	1/26/2016				—	31,135		$100,254
	N/A	—	$120,510	$241,020
	N/A	—	$233,920	$—

(1)
The amounts in the below columns relate to the Company’s 2016 Annual Bonus Plan (second row for each named executive officer) and 2016/20 LTIP (third row for each named executive officer). Actual amounts paid in December 2016 under the 2016 Annual Bonus Plan were based on the Compensation Committee’s review of corporate performance and individual achievements in December 2016 and are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

(2)	These numbers of shares of stock relate to the shares of restricted stock granted to our named executive officers in 2016 under the 2016/20 LTIP that begin vesting in December 2017.

(3)	The amounts in the “Threshold” column reflect the minimum amount that could be awarded under the 2016 Annual Bonus Plan and the 2016/20 LTIP.

(4)	The amounts in the “Threshold” column reflect the minimum amount of shares that could be awarded under the 2016/20 LTIP.

Outstanding Equity Awards at December 31, 2016

The following table sets forth information concerning stock options and stock awards held by the named executive officers as of December 31, 2016:

	Option Awards				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(2)
John P. McLaughlin	—	—	—	—	508,250	$1,077,490
Christopher Stone	—	—	—	—	136,290	$288,935
Peter Garcia	—	—	—	—	135,208	$286,641
Danny Hart	—	—	—	—	126,371	$267,907
Steffen Pietzke	—	—	—	—	39,430	$83,592

(1)	Reflect restricted stock granted to our named executive officers in 2014, 2015 and 2016 under the 2014/18 LTIP, the 2015/19 LTIP and the 2016/20 LTIP, respectively.

(2)	Market value is the “closing” price of the shares on December 30, 2016 ($2.12).

Option Exercises and Stock Vested in 2016

No options were exercised by the named executive officers during 2016. The following table sets forth the restricted shares granted to the named executive officers under the 2014/18 LTIP, 16.67% of which vested in December 2016 and the 2015/19 LTIP, 50% of which vested in December 2016:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
John P. McLaughlin	79,395	$163,554
Christopher Stone	27,382	$56,407
Peter Garcia	27,165	$55,960
Danny Hart	25,592	$52,720
Steffen Pietzke	7,631	$15,720
(1)    Value based on the “closing” price of the shares on the vesting date, December 12, 2016 ($2.06).

Potential Payments upon Termination or Change in Control

Termination

Our named executive officers are employed “at will.” However, they are eligible to receive certain severance payments and benefits upon their termination of employment under certain defined circumstances. The amount and type of such severance payments and benefits depends upon the specific circumstances under which a named executive officer’s employment terminates. There are two general categories of termination:

•
Voluntary Termination/For Cause Termination: includes voluntary termination of employment by the named executive officer (other than in connection with a resignation for good reason) and termination of the named executive officer’s employment by us for cause.

•
Involuntary Termination without Cause: includes termination of the named executive officer’s employment by us for reasons not constituting cause, such as due to a company-wide or departmental reorganization, or resignation by the named executive officer for good reason.

Payments and benefits receivable upon an involuntary termination without cause or a voluntary termination for good reason are governed by the Severance Agreement between the applicable named executive officer and PDL. A copy of the form of our severance agreement is available as an exhibit to our Current Report on Form 8-K filed with the SEC on May 26, 2011 (the Severance Agreement).

For purposes of determining an individual’s eligibility for the various severance payments and benefits available under the Severance Agreement, the following definitions are relevant:

A resignation for “good reason” will be deemed to occur should a named executive officer resign from his or her employment with us for any of the following reasons without such named executive officer’s informed written consent (following a notice and cure period):

•	a material diminution in the authority, duties or responsibilities of the named executive officer, causing the position to be of materially lesser rank or responsibility within PDL;

•	a requirement that the named executive officer report to a corporate officer or other employee less senior than the named executive officer’s previous report;

•	a material reduction in annual base salary of the named executive officer, unless reductions comparable in amount and duration are concurrently made for all other PDL officers; or

•	any action or inaction by PDL that constitutes, with respect to the named executive officer, a material breach of the applicable offer letter.

A named executive officer’s employment will be deemed to have been terminated for “cause” if such termination occurs by reason of the named executive officer’s:

•	intentional theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit or falsification of any PDL documents or records;

•	material failure to abide by the PDL’s code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

•
material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of PDL (including, without limitation, improper use or disclosure of PDL confidential or proprietary information);

•	willful act that has a material detrimental effect on PDL’s reputation or business;

•	repeated failure or inability to perform any reasonable assigned duties after written notice from the chief executive officer of, and a reasonable opportunity to cure, such failure or inability;

•
material breach of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement between the named executive officer and PDL, which breach is not cured pursuant to the terms of such agreement or within twenty (20) days of receiving written notice of such breach; or

•
conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the named executive officer’s ability to perform his or her duties with PDL.

Specifically, the Severance Agreement provides that, upon termination of the named executive officer’s employment without cause or his or her resignation for good reason, the executive officer will be entitled to receive, subject to the execution of a general release of all claims against the Company, the following severance payment and benefits:

•	a percentage of the executive officer’s annual base salary;

•	a percentage of the executive officer’s target annual bonus for the year in which the separation occurs;

•	payment of the executive officer’s COBRA premiums, if any, for a certain number of months;

•	acceleration of vesting of a pro-rated amount of the restricted stock awards granted pursuant to any outstanding long-term incentive plan;

•	payment of any accrued but unpaid dividends or other distributions, plus interest, paid on the restricted stock awards which are accelerated pursuant to the above clause; and

•	payment of a pro-rated amount of the named executive officer’s target cash payment that the executive officer is eligible to earn under any long-term incentive plan.

The following table sets forth the amount of severance each named executive officer is eligible to receive pursuant to the first, second and third bullet points above:

Name	Title	% of Annual Base Salary	% of Target Annual Bonus	Number of Months of COBRA Premiums
John P. McLaughlin	President and Chief Executive Officer	100%	100%	12
Christopher L. Stone	Vice President, General Counsel and Secretary	100%	75%	12
Peter Garcia	Vice President and Chief Financial Officer	100%	75%	12
Danny Hart	Vice President, Business Development	100%	75%	12
Steffen Pietzke	Controller and Chief Accounting Officer	100%	75%	12

Any severance payments under the Severance Agreement will be paid in a lump sum within 5 days after the effective date of the named executive officer’s release of claims. In the event of a change in control, the Severance Agreement may not be terminated until 24 months following the date of the change in control. Otherwise, a change in control has no bearing on the benefits received by a named executive officer upon termination.

Change in Control

A change in control, however, will trigger acceleration and vesting awards granted under the Company’s long-term incentive plans.  Under the 2014/18 LTIP, the 2015/19 LTIP and the 2016/20 LTIP, “change in control” is deemed to have occurred as of the first day after any one or more of the following conditions is satisfied:

•
any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of (i) the outstanding shares of common stock of the Company or (ii) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors; or

•
the Company (i) is party to a merger, consolidation or exchange of securities which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to hold at least 50% of the combined voting power of the voting securities of the Company, the surviving entity or a parent of the surviving entity outstanding immediately after such merger, consolidation or exchange, or (ii) sells or disposes of all or substantially all of the Company’s assets (or any transaction or combination of transactions having similar effect is consummated), or (iii) the individuals constituting the Board immediately prior to such merger, consolidation, exchange, sale or disposition shall cease to constitute at least 50% of the Board, unless the election of each director who was not a director prior to such merger, consolidation, exchange, sale or disposition was approved by a vote of at least two-thirds of the directors then in office who were directors prior to such merger, consolidation, exchange, sale or disposition.

Notwithstanding the foregoing, a transaction will not be considered a change in control unless the transaction qualifies as a “change in control” as defined in Treasury Regulation Section 1.409A-3(i)(5)(i).

Table of Termination and Change in Control Payments

The following table sets forth the amount of severance each of our current named executive officers would be eligible to receive upon a hypothetical termination or change in control on December 31, 2016, and does not include accrued wages or vacation pay that would be payable to a named executive officer upon a termination:

Benefits and Payments upon Separation	Termination for Cause or Voluntary Termination without Good Reason	Involuntary Termination without Cause or Voluntary Termination for Good Reason		Change in Control without Termination
John P. McLaughlin
Salary	$—	$800,065		$—
Bonus	$—	$800,065		$—
2014/18 LTIP	$—	$574,009	(1)	$850,358	(2)
2015/19 LTIP	$—	$671,355	(3)	$1,285,548	(4)
2016/20 LTIP	$—	$1,467,394	(5)	$3,855,901	(6)
COBRA Benefits	$—	$30,853		$—
Total	$—	$4,343,741		$5,991,807

Christopher Stone
Salary	$—	$460,350		$—
Bonus	$—	$258,947		$—
2014/18 LTIP	$—	$147,101	(7)	$217,920	(8)
2015/19 LTIP	$—	$226,628	(9)	$433,960	(10)
2016/20 LTIP	$—	$373,424	(11)	$981,253	(12)
COBRA Benefits	$—	$27,474		$—
Total	$—	$1,493,924		$1,633,133

Peter Garcia
Salary	$—	$430,301		$—
Bonus	$—	$242,044		$—
2014/18 LTIP	$—	$145,933	(13)	$216,190	(14)
2015/19 LTIP	$—	$224,827	(15)	$430,511	(16)
2016/20 LTIP	$—	$370,457	(17)	$973,457	(18)
COBRA Benefits	$—	$40,895		$—
Total	$—	$1,454,457		$1,620,158

Danny Hart
Salary	$—	$381,924		$—
Bonus	$—	$214,832		$—
2014/18 LTIP	$—	$126,710	(19)	$187,712	(20)
2015/19 LTIP	$—	$211,053	(21)	$404,136	(22)
2016/20 LTIP	$—	$346,680	(23)	$910,978	(24)
COBRA Benefits	$—	$40,803		$—
Total	$—	$1,322,002		$1,502,826

Steffen Pietzke
Salary	$—	$267,800		$—
Bonus	$—	$90,383		$—
2014/18 LTIP	$—	$—		$—
2015/19 LTIP	$—	$70,265	(25)	$134,544	(26)
2016/20 LTIP	$—	$114,140	(27)	$299,926	(28)
COBRA Benefits	$—	$40,877		$—
Total	$—	$583,465		$434,470

(1)	Ratable portion of target cash payment - $516,878 and accelerated vesting of equity - $57,131.

(2)	Total target cash payment - $765,722 and accelerated vesting of equity - $84,636.

(3)	Ratable portion of target cash payment - $599,834 and accelerated vesting of equity - $71,521.

(4)	Total target cash payment - $1,148,595 and accelerated vesting of equity - $136,953.

(5)	Ratable portion of target cash payment - $1,141,674 and accelerated vesting of equity - $325,720.

(6)	Total target cash payment - $3,000,000 and accelerated vesting of equity - $855,901.

(7)	Ratable portion of target cash payment - $132,460 and accelerated vesting of equity - $14,641.

(8)	Total target cash payment - $196,231 and accelerated vesting of equity - $21,689.

(9)	Ratable portion of target cash payment - $199,835 and accelerated vesting of equity - $26,793.

(10)	Total target cash payment - $382,655 and accelerated vesting of equity - $51,305.

(11)	Ratable portion of target cash payment - $291,245 and accelerated vesting of equity - $82,179.

(12)	Total target cash payment - $765,310 and accelerated vesting of equity - $215,943.

(13)	Ratable portion of target cash payment - $131,408 and accelerated vesting of equity - $14,525.

(14)	Total target cash payment - $194,672 and accelerated vesting of equity - $21,518.

(15)	Ratable portion of target cash payment - $198,247 and accelerated vesting of equity - $26,580.

(16)	Total target cash payment - $379,614 and accelerated vesting of equity - $50,897.

(17)	Ratable portion of target cash payment - $288,931 and accelerated vesting of equity - $81,526.

(18)	Total target cash payment - $759,229 and accelerated vesting of equity - $214,228.

(19)	Ratable portion of target cash payment - $114,190 and accelerated vesting of equity - $12,520.

(20)	Total target cash payment - $169,165 and accelerated vesting of equity - $18,547.

(21)	Ratable portion of target cash payment - $185,523 and accelerated vesting of equity - $25,530.

(22)	Total target cash payment - $355,250 and accelerated vesting of equity - $48,886.

(23)	Ratable portion of target cash payment - $270,387 and accelerated vesting of equity - $76,293.

(24)	Total target cash payment - $710,500 and accelerated vesting of equity - $200,478.

(25)	Ratable portion of target cash payment - $61,081 and accelerated vesting of equity - $9,184.

(26)	Total target cash payment - $116,960 and accelerated vesting of equity - $17,584.

(27)	Ratable portion of target cash payment - $89,021 and accelerated vesting of equity - $25,119.

(28)	Total target cash payment - $233,920 and accelerated vesting of equity - $66,006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise specified, the following table sets forth certain information regarding the beneficial ownership of our common stock as of April 17, 2017, with respect to our officers and directors, and as of the date noted below for those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock. The table contains ownership information for:

•	each person who is known by us, based on the records of our transfer agent and relevant documents filed with the SEC, to own beneficially more than 5% of the outstanding shares of our common stock;

•	each member of or nominee to the Board;

•	each of our named executive officers; and

•	all members of the Board and our executive officers as a group.

Except as indicated in the footnotes to this table, we believe that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Unless otherwise specified, the address of each named individual in the table below is the address of the Company:

Name of Beneficial Owner or Identity of Group	Shares Beneficially Owned(1)	Percent of Outstanding(2)
BlackRock, Inc.(3)	14,271,784	8.8%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.(4)	13,352,288	8.3%
100 Vanguard Blvd.
Malvern, PA 19355

Renaissance Technologies Corp.(5)	12,875,700	8.0%
800 Third Avenue
New York, NY 10022

Paul Edick(6)	99,486	*

David W. Gryska(6)	104,434	*

John P. McLaughlin(7)	1,404,463	*

Jody S. Lindell(6)	141,097	*

Dr. Samuel Saks(6)	99,113	*

Paul W. Sandman(6)	147,723	*

Harold Selick, Ph.D.(6)	141,751	*

Christopher Stone(8)	448,746	*

Peter Garcia(9)	472,842	*

Danny Hart(10)	387,236	*

Steffen Pietzke(11)	165,690	*

All executive officers and directors as a group (11 persons)(12)	3,612,581	2.2%

* less than 1%

(1)
Beneficial ownership is determined in accordance with SEC rules. Shares that the person or group has the right to acquire within 60 days after April 17, 2017, are deemed to be outstanding in calculating the share ownership of the person or group. Beneficial ownership calculations for 5% stockholders are based on the most recently publicly-filed Schedule 13Ds or 13Gs, which 5% stockholders are required to file with the SEC and which generally set forth their ownership interests, as amended for known changes.

(2)
Percentage is based on 161,774,446 shares of common stock outstanding as of April 17, 2017. Shares to which the person or group has the right to acquire within 60 days after April 17, 2017, are deemed to be outstanding in calculating the share ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(3)
All information included in this footnote and table regarding the beneficial ownership of BlackRock, Inc., a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on January 25, 2017. Blackrock, Inc. discloses the identity of the subsidiaries that acquired the securities being reported by Blackrock, Inc. as BlackRock (Netherlands) B.V.; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management Schweiz AG; BlackRock Financial Management, Inc.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock International Limited; BlackRock Investment Management (Australia) Limited; BlackRock Investment Management (UK) Ltd; BlackRock Investment Management, LLC; and Blackrock Life Limited.

(4)
All information included in this footnote and table regarding the beneficial ownership of The Vanguard Group, Inc. (VG), a Pennsylvania corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 10, 2017. VG discloses the identity of the subsidiaries that acquired the securities being reported by VG as Vanguard Fiduciary Trust Company (VFTC), a wholly-owned subsidiary of VG, being the beneficial owner of 189,285 shares, and Vanguard Investments Australia, Ltd. (VIA), a wholly-owned subsidiary of VG, being the beneficial owner of 43,025 shares.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
VG	203,310	30,000	13,133,003	219,285

(5)
All information included in this footnote and table regarding the beneficial ownership of Renaissance Technologies LLC (RTC), a Delaware limited liability company, and Renaissance Technologies Holdings Corporation (RTHC), a Delaware corporation, is based on our review of the Schedule 13G/A filed with the SEC on February 14, 2017. RTHC maintains a majority ownership of RTC.

	Sole voting power (shares)	Shared voting power (shares)	Sole dispositive power (shares)	Shared dispositive power (shares)
RTC	12,875,700	0	12,875,700	0
RTHC	12,875,700	0	12,875,700	0

(6)	Includes 71,023 restricted shares that will vest on June 2, 2017, provided the director continues to serve on the Board on that date.

(7)
Includes 243,359 restricted shares that will vest in December 2017, 402,900 restricted shares that will vest in December 2018, 186,860 restricted shares that will vest in December 2019, 165,327 restricted shares that will vest in December 2020 and 98,039 restricted shares that will vest in December 2021, under the Company’s 2014/18 LTIP, 2015/19 LTIP, 2016/20 LTIP and 2017/21 LTIP; provided Mr. McLaughlin is employed by the Company at such dates and certain minimum performance conditions are met.

(8)
Includes 64,111 restricted shares that will vest in December 2017, 137,345 restricted shares that will vest in December 2018, 60,772 restricted shares that will vest in December 2019, 52,706 restricted shares that will vest in December 2020 and 35,728 restricted shares that will vest in December 2021, under the Company’s 2014/18 LTIP, 2015/19 LTIP, 2016/20 LTIP and 2017/21 LTIP; provided Mr. Stone is employed by the Company at such dates and certain minimum performance conditions are met.

(9)
Includes 63,603 restricted shares that will vest in December 2017, 136,254 restricted shares that will vest in December 2018, 60,289 restricted shares that will vest in December 2019, 52,287 restricted shares that will vest in December 2020 and 35,444 restricted shares that will vest in December 2021, under the Company’s 2014/18 LTIP, 2015/19 LTIP, 2016/20 LTIP and 2017/21 LTIP; provided Mr. Garcia is employed by the Company at such dates and certain minimum performance conditions are met.

(10)
Includes 59,342 restricted shares that will vest in December 2017, 127,332 restricted shares that will vest in December 2018, 56,617 restricted shares that will vest in December 2019, 48,931 restricted shares that will vest in December 2020 and 33,169 restricted shares that will vest in December 2021, under the Company’s 2014/18 LTIP, 2015/19 LTIP, 2016/20 LTIP and 2017/21 LTIP; provided Mr. Hart is employed by the Company at such dates and certain minimum performance conditions are met.

(11)
Includes 18,333 restricted shares that will vest in December 2017, 56,974 restricted shares that will vest in December 2018, 24,294 restricted shares that will vest in December 2019, 21,529 restricted shares that will vest in December 2020 and 16,339 restricted shares that will vest in December 2021, under the Company’s 2015/19 LTIP, 2016/20 LTIP and 2017/21 LTIP; provided Mr. Pietzke is employed by the Company at such dates and certain minimum performance conditions are met.

(12)
Consists of all shares beneficially owned by all directors and executive officers as a group as of April 17, 2017.  Includes 426,138 shares that will vest on June 2, 2017, provided the director(s) continues to serve on our Board on that date, 448,748 restricted shares that will vest in December 2017, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 860,805 restricted shares that will vest in December 2018, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 388,832 restricted shares that will vest in December 2019, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, 340,780 restricted shares that will vest in December 2020, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met, and 218,719 restricted shares that will vest in December 2021, provided the named executive officer(s) continue to be employed by the Company on that date and certain performance conditions are met.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

The Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related person transactions are those transactions where we are or may be a party and the amount involved exceeds $120,000, and where any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. The Audit Committee would approve a related person transaction if it determined that the transaction was in the Company’s best interests and on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances.

The Audit Committee has adopted a stringent written policy whereby the Audit Committee will review for approval all related person transactions where the amount involved is anticipated to exceed $25,000. Our directors are required to disclose to the Board any potential conflict of interest or personal interest in a transaction that the Board or the Company is considering. Our executive officers are required to disclose any related person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We poll our directors regularly, but no less frequently than annually, with respect to related person transactions and their service as an officer or director of other entities.

Any director involved in a related person transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. All related person transactions anticipated to exceed $25,000 are reviewed in advance of the transaction being completed.

Related Person Transactions

There were no transactions in 2016 and there is not any currently proposed transaction where we were or are to be a party and the amount involved exceeded $120,000, and where any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, other than the compensation paid to our executive officers with respect to their employment relationship with us and compensation paid to our outside directors for their service as members of the Board, which compensation is disclosed in this proxy statement.

OTHER MATTERS

Stockholder Proposals

If a stockholder wishes to have a proposal considered for presentation directly, without its inclusion in our proxy statement, at the 2018 Annual Meeting of Stockholders, including for a recommendation of candidates for election to the Board, the stockholder must submit the proposal to us in writing between February 9, 2018, and March 11, 2018, which is not less than ninety (90) calendar days nor more than one hundred twenty (120) calendar days in advance of the date of the one-year anniversary of the Annual Meeting. Proposals should be addressed to:

PDL BioPharma, Inc.
Attention: Corporate Secretary
932 Southwood Boulevard
Incline Village, NV 89451

Stockholders submitting a proposal must provide certain other information as described in our Bylaws. Copies of our Bylaws are available online in the “Investor Relations - Corporate Governance” section of our corporate Internet site at www.pdl.com. In addition, proposals submitted for inclusion in our proxy statement must comply with Rule 14a-8 under the Exchange Act and must be received at our principle executive offices shown above no later than the close of business on December 29, 2017, which is not less than 120 days before the date of the Company’s proxy statement released to stockholders in connection with the previous year’s annual meeting.

We did not receive from any of our stockholders a request to include a proposal in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Our directors and executive officers are required by Section 16(a) of the Exchange Act to timely file with the SEC certain reports regarding their beneficial ownership of our common stock. These persons are also required to furnish us with copies of these reports they file with the SEC. To our knowledge, based solely on our review of such Section 16 reports we have received and written representations from our directors and executive officers, we have concluded that our directors and executive officers complied with all filing requirements applicable to them under Section 16(a) during 2016.

Transaction of Other Business

At the date of this proxy statement, the only business that the Board intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors

Christopher Stone
Vice President, General Counsel and Secretary

April 28, 2017

PDL BioPharma

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E28905-P92820 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PDL BIOPHARMA, INC.

The Board of Directors recommends you vote FOR the following:

Vote on Directors

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) David Gryska
02) Paul Sandman

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:

The Board of Directors recommends you vote EVERY YEAR on the following proposal:

	Every Year	Every 2 Years	Every 3 Years	Abstain
4. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company's named executive officers.	☐	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E28906-P92820

PDL BIOPHARMA, INC.
Proxy for Annual Meeting of Stockholders, June 9, 2017
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints John P. McLaughlin and Christopher Stone, and each of them acting individually and each with full power of substitution, as proxies for the undersigned, to represent the undersigned and to vote all of the shares of stock in PDL BioPharma, Inc., a Delaware corporation (the "Company"), that the undersigned may be entitled to vote at the 2017 annual meeting of stockholders of the Company to be held on Friday, June 9, 2017, at 10 a.m. (PDT), and at any adjournment or postponement thereof, (1) as hereinafter specified on the matters listed on the reverse side and as more particularly described in the Company's Proxy Statement with respect to the annual meeting, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the Director nominees, and FOR proposals 2 and 3, and EVERY YEAR on proposal 4 listed on the reverse side. The undersigned hereby further confers upon said proxies or their substitute or substitutes, discretionary authority to vote in respect to all other matters that may properly come before the meeting or any continuation or adjournment thereof. The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2016, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation.

Continued and to be signed on reverse side

V.1.1